UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Deluxe Corporation
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PROXY STATEMENT
and notice of annual meeting of shareholders
Wednesday, May 1, 2019 at 2:00 p.m. Central Daylight Savings Time

Important notice regarding the availability of proxy materials for the Deluxe annual meeting of shareholders to be held on
Wednesday, May 1, 2019.

The proxy statement, proxy card and 2018 annual report of Deluxe are available for review at:
www.proxyvote.com

Your vote is important

Please vote as soon as possible

You can help Deluxe reduce
expenses by voting your shares by telephone or Internet; your proxy card or voting instruction card contains the instructions. Or complete, sign and date your proxy card or voting instruction card and return it as soon as possible in the enclosed postage paid envelope.

Deluxe Corporation
3680 Victoria Street North
Shoreview, MN 55126
P.O. Box 64235
St. Paul, MN 55164
www.deluxe.com

ANNUAL MEETING INFORMATION
Date: Wednesday, May 1, 2019
Place: Deluxe Corporation, 3680 Victoria Street North, Shoreview, MN 55126

Time: 2:00 p.m. CDT
Record Date: March 5, 2019

AGENDA
1. Election of ten directors to hold office until the 2020 annual meeting of shareholders.

2. Advisory vote (non-binding) on compensation of Named Executive Officers.

3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

4. Take action on any other business that may properly come before the meeting and any adjournment thereof.

Shareholders of record at the close of business on March 5, 2019, are entitled to vote at the meeting and at any adjournment thereof. In this Proxy Statement, we may also refer to Deluxe Corporation as "Deluxe," "we," "our," or "us."

Once again, we are furnishing proxy materials to our shareholders over the Internet. This process expedites the delivery of proxy materials, reduces paper waste and saves expense. In addition, these materials remain easily accessible, and shareholders receive clear instructions for voting and requesting paper copies of the materials if they so desire.

We are mailing the Notice of Internet Availability of Proxy Materials (Internet Notice) to shareholders of record beginning on or about March 19, 2019. The Internet Notice contains instructions on how to access our Proxy Statement and Annual Report, and how to vote online. In addition, the Internet Notice contains instructions on how to (i) request a paper copy of the Proxy Statement and Annual Report if you received only an Internet Notice this year, or (ii) elect to receive your Proxy Statement and Annual Report only over the Internet, if you received them by mail this year.

It is important that your shares be represented at the annual meeting. Regardless of whether you plan to attend the annual meeting in person, please vote as soon as possible to ensure the presence of a quorum and save Deluxe further solicitation expense. You may vote your shares by telephone or the Internet, or if you received a paper proxy card, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the methods of voting are contained in the Internet Notice and in the Proxy Statement. Voting by telephone, the Internet or mail will not limit your right to vote in person or to attend the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey L. Cotter
Chief Administrative Officer, Senior Vice President and General Counsel
March 19, 2019

PROXY STATEMENT
____________________
DELUXE CORPORATION
3680 Victoria Street North
Shoreview, Minnesota 55126

Our Board of Directors solicits your proxy for the 2019 Annual Shareholders' Meeting (and any postponement or adjournment of the meeting) for the purpose of taking action on the following matters:

1.	elect the ten directors listed in this Proxy Statement to serve until the 2020 annual meeting of shareholders;

2.	hold an advisory vote (non-binding) on compensation of our Named Executive Officers;

3.	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

4.	transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
We mailed this Proxy Statement to shareholders beginning on March 19, 2019.

2019 PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement and does not contain all the information that you should consider. We encourage you to read the entire Proxy Statement carefully before voting.
What is the purpose of the annual meeting?
At our annual meeting, the Board of Directors asks shareholders to vote on the matters disclosed above and in the Notice of Annual Meeting of Shareholders that preceded this Proxy Statement, which are described in more detail below. We will also consider any other business that may be properly presented at the meeting (although we are not expecting any other matters to be presented).
Who is entitled to vote at the meeting?
The Board has set March 5, 2019, as the record date for the meeting. If you were a shareholder of record at the close of business on March 5, 2019, you are entitled to vote at the meeting. You have one vote for each share of common stock you held on the record date. As of the record date, 43,637,914 shares of our common stock were outstanding. We do not have any other class of capital stock outstanding.
How many shares must be present to hold the meeting?
A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the vote of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A shareholder is counted present at the meeting if the shareholder (1) is present and votes in person at the meeting, or (2) has properly submitted a proxy or voted by telephone or the Internet. If you vote "WITHHOLD" or "ABSTAIN," your shares will still be counted as present at the meeting for the purposes of determining a quorum.
What is the difference between a shareholder of record and a "street name" holder?
If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are still considered the beneficial owner of the shares, but your shares are deemed to be held in "street name."
How many votes are required to approve each item, and how does the Board recommend that I vote?

Proposals	Votes Required	Voting Options	Board Recommendation	Broker Discretionary Voting Allowed [1]	Effect of Withhold Vote / Abstention	Effect of Broker Non-Vote [1]
Item 1. Election of the ten directors listed in this Proxy Statement	Plurality of the votes cast [2]	For or withhold	"FOR" each director nominee	No	Directors who receive more "WITHHOLD" votes than "FOR" votes must tender their resignation	None
Item 2. Advisory vote (non-binding) to approve compensation of our Named Executive Officers	Majority of votes present and entitled to vote on this item [3]	For, against or abstain	"FOR"	No	Same as an "AGAINST" vote	None
Item 3. Ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2019	Majority of votes present and entitled to vote on this item [3]	For, against or abstain	"FOR"	Yes	Same as an "AGAINST" vote	Not applicable
(1)If you are a beneficial owner, you generally cannot vote your shares directly and must instead instruct your broker, trustee, bank or nominee how to vote your shares using the voting instruction form provided by that intermediary party. If you do not provide voting instructions, whether your shares can be voted by this party depends on the type of matter being considered. If this party does not have discretion to vote your shares, your shares will not be voted unless you provide instructions. Broker non-votes will generally have no effect in determining whether any proposals to be voted on at the meeting are approved.
(2)A plurality means that the ten nominees receiving the most votes will be elected. In an uncontested election of directors, our Corporate Governance Guidelines require that if an incumbent director receives more "WITHHOLD" votes than "FOR" votes in this type of an election, that director nominee must tender his or her resignation to the board following the certification of the shareholder vote. The Corporate Governance Committee must then make recommendations to the board as to whether to accept the letter of resignation, and the board must take action with respect to this recommendation and disclose its decision-making process.
(3)This amount must be a least a majority of the minimum number of shares entitled to vote that would constitute a quorum. "Shares present" includes shares represented in person or by proxy at the annual meeting.
How do I vote my shares?
We are mailing the Internet Notice to shareholders of record on or about March 19, 2019. If your shares are held in street name, your broker or other agent is responsible for sending you an Internet Notice. You will not receive a printed copy of these proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Internet Notice. Instead, the Internet Notice will instruct you how to access and review all the important information contained in these proxy materials, and how to vote. If you received an Internet Notice by mail and would like to receive a printed copy of these proxy materials, you should follow the instructions for requesting such materials included in the Internet Notice.

Voting Methods
	Step-by-Step Instructions	Voting Deadline
Internet
Instructions can be found on the Internet Notice. The Internet procedures are designed to (1) verify your identity, (2) provide voting instructions, and (3) confirm those voting instructions have been properly recorded
•    Go to www.proxyvote.com
•    Vote on the proposals
• 11:59 p.m. Eastern Time on April 30, 2019 • Internet voting is available 24 hours a day
Telephone	The telephone procedures are designed to (1) verify your identity, (2) provide voting instructions, and (3) confirm those voting instructions have been properly recorded • Call 800-690-6903 (toll-free)	• 11:59 p.m. Eastern Time on April 30, 2019 • Telephone voting is available 24 hours a day
Mail [1]
You own your shares directly:
•    Complete, sign, and date the proxy card
•    Mail it in the pre-addressed envelope that accompanies the proxy card
You own your shares in street name:
•    Request a voting instruction card according to the instructions on the Internet Notice provided to you by your broker or other agent
•    Complete, sign, and date the voting instruction card provided by the broker or other agent
•    Mail the voting instruction card in the pre-addressed envelope provided

•    Directly-Held Shares: Proxy cards must be received before May 1, 2019 (date of the annual meeting) in order for the shares to be timely voted
•    Shares Held in Street Name: Voting instruction cards must be received before the date specified on the voting instruction card in order for the shares to be timely voted

In-person [2]
You own your shares directly:
•    Complete a ballot at the meeting
You own your shares in street name:
•    Obtain a signed proxy from your broker, trustee, bank or nominee giving you the right to vote on the shares
•    Provide the signed proxy (above) at the meeting
•    Complete a ballot at the meeting
• May 1, 2019
(1)This option is only available to shareholders who receive a paper proxy card or receive a voting instruction card.
(2)Shareholders of record may vote in-person at the meeting; however, even if you currently plan to attend the meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide not to attend or are otherwise unable to attend the meeting.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
It means you hold shares registered in more than one account. To ensure that all of your shares are voted, if you vote by telephone or the Internet, vote once for each Internet Notice you receive. If you wish to consolidate your accounts, please contact our stock transfer agent, EQ Shareowner Services at P.O. Box 64854, St. Paul, MN 55164 or by toll-free telephone at 800-468-9716.
You also may receive a "voting instruction" card, which looks very similar to a proxy card. Voting instructions are prepared by brokers, trustees, banks or nominees for shareholders who hold shares in street name.
Can I vote my shares in person at the meeting?
If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. However, even if you currently plan to attend the meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you do not attend the meeting.
If you hold your shares in street name, you may vote your shares in person at the meeting only if you provide a signed proxy from your broker, trustee, bank or nominee giving you the right to vote such shares at the meeting.
What if I submit by proxy but do not specify how I want my shares voted?
If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, we will vote them as the board recommends as outlined above.

Can I change my vote?
Yes. If you are a shareholder of record, you can change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

•	by sending a written notice of revocation to our Corporate Secretary;

•	by submitting another properly signed proxy card at a later date to our Corporate Secretary;

•	by submitting another proxy by telephone or the Internet at a later date; or

•	by delivering a written notice of revocation to our Corporate Secretary and voting in person at the meeting.
If you hold your shares in street name, you should follow the voting instructions provided to you by your broker, trustee, bank or nominee.
Who pays the cost of proxy preparation and solicitation?
We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. We are soliciting proxies primarily by use of the Internet. In addition, proxies may be solicited by mail, telephone or personally by our directors, officers or employees. These individuals receive no additional compensation for these services.

ITEM 1: ELECTION OF DIRECTORS
Nominees for Election
There are currently ten individuals serving on the board. Each director's term expires as of the date of the annual meeting of shareholders. The board has determined that the size of the board will continue to be ten directors as of the date of the annual meeting of shareholders and recommends that the ten individuals presented on the following pages be elected to serve on the board until the 2020 annual meeting of shareholders. All of the nominees are current directors. In addition, with the exception of Mr. McCarthy, who serves as our President and CEO and therefore by definition cannot be deemed independent, all nominees have been determined by the board to meet the independence standards of the New York Stock Exchange (see the discussion of Director Independence in the "Board Structure and Governance" section of this Proxy Statement).
Each of the ten individuals listed below has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the board, unless a contrary instruction is indicated in this Proxy Statement.
Pursuant to our Corporate Governance Guidelines (discussed in the "Corporate Governance Principles" section on page 11), the following policy applies to the election of directors:
At any shareholder meeting at which directors are subject to an uncontested election (i.e., an election where the only nominees are those recommended by the board), any nominee for director who receives a greater number of "WITHHOLD" votes from his or her election than "FOR" votes shall submit to the board, within five (5) business days of certification of the shareholder vote by the Inspector of Elections, a written offer to resign from the board.
The Corporate Governance Committee shall promptly consider the resignation offer and recommend to the full board whether to accept it. In considering whether to recommend that the board accept or reject the resignation offer, the Corporate Governance Committee will consider all factors deemed relevant, including, without limitation, (i) the perceived reasons that shareholders withheld votes from the director, (ii) the length of service and qualifications of the director, (iii) the director’s contributions to the Company, (iv) compliance with applicable listing standards, (v) the purpose and provisions of the Corporate Governance Guidelines, and (vi) the best interests of the Company and its shareholders.
To the extent that one or more director resignations are accepted by the board, the Corporate Governance Committee will recommend to the board whether to fill such vacancy or vacancies, or to reduce the size of the board.
Any director who tenders his or her offer to resign from the board pursuant to this provision shall not participate in the Corporate Governance Committee or board deliberations regarding whether to accept the offer of resignation.
The board will act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote by the Inspector of Elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the vote, or rejection of the resignation offer. Thereafter, the board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (SEC) within four business days after the board’s determination.
Recommendation of the Board
The board recommends that you vote "FOR" the election of each of the following nominees:

Ronald C. Baldwin Vice Chairman (Retired), Huntington Bancshares, Inc. Director since: 2007 Age: 72 Independent: Yes
Background
•    Vice Chairman of Huntington Bancshares, Inc., a regional bank holding company (2001-2006), where he was responsible for overseeing Huntington's regional banking line of business, which provided both commercial and retail financial products and services through nearly 400 regional banking offices
Qualifications
•    35 years in the banking and financial services industry
•    Provides unique insight into challenges faced by financial institutions
•    Adept in offering counsel on matters related to corporate finance and capital structure, all of which serve our needs as we maintain financial discipline while pursuing growth opportunities
•    Experienced in creating and implementing strategic direction for large financial services companies
Committees: Audit; Compensation

Cheryl E. Mayberry McKissack CEO of Nia Enterprises LLC Director since: 2000 Age: 63 Independent: Yes
Background
•    Chief Executive Officer (2000-present) of Nia Enterprises LLC, a Chicago-based marketing, entrepreneurial business and digital consulting firm
•    CEO of Ebony Media Operations LLC (May 2016-March 2017), a print and media company
•    COO of Johnson Publishing Company (JPC) and President of its affiliate, JPC Digital (2013-2016)
•    Provided project support to JPC under a consulting relationship between Nia Enterprises and JPC prior to her appointment as COO and President of JPC Digital, including launching the ebony.com website and several other transformational digital and business projects
•    Served as the Worldwide Senior Vice President and General Manager for Open Port Technology and was Vice President for the Americas and a founding member of the Network Systems Division for 3Com (formerly U.S. Robotics)
Qualifications
•    Regarded as an expert on entrepreneurship and the art of selling; author of the book, The Entrepreneurial Sell, published in October 2018
•    Associate Adjunct Professor of Entrepreneurship at the Kellogg School of Business, Northwestern University, where she lectured for 10 years (2005-2015)
•    As a successful entrepreneur and digital technology executive, Ms. Mayberry McKissack brings a unique perspective to the board
•    Given that a key component of our strategy for growing our Small Business Services segment involves Internet-based marketing and new media solutions, her experience in these areas is a valuable complement to the skills she brings to the board as a small business owner and former executive of several technology and new business ventures
Committees: Compensation; Finance

Barry C. McCarthy President and CEO of Deluxe Corporation Director since: 2018 Age: 55 Independent: No
Background
•    President and CEO of Deluxe Corporation since November 2018
•    Served in various senior executive positions during the previous 14 years, most recently as Executive Vice President and Head of Network and Security Solutions, a $1.5 billion publicly reported segment of First Data
Qualifications
•    Sole member of our management represented on the board
•    Leads the development and execution of our strategies by drawing on his strong background in product development, sales, marketing and technology innovation
•    Accomplished executive and financial technology leader with an extensive track record of developing and building tech-driven solutions for financial institutions and small businesses
Committees: None

Don J. McGrath Managing Partner of Diamond Bear Partners LLC Director since: 2007 Age: 70 Independent: Yes
Background
•    Managing Partner and co-founder of Diamond Bear Partners LLC, an investment company, since 2009
•    Chairman and CEO (2005-2009) and President and COO (1998-2004) of BancWest Corporation, a $75 billion bank holding company serving nearly three million households and businesses
•    Director of BancWest (1998-2010)
•    Served as Chairman of the Board of Bank of the West (a BancWest subsidiary) and as CEO (1996-2007)
•    Appointed to the President's Council on Financial Literacy in 2008
Qualifications
•    40 years of experience in the banking and financial services industry, particularly in the large bank sector, enables Mr. McGrath to provide us with valuable insight into this important portion of our customer base
•    Led BancWest through an era of significant growth and therefore is well-suited for our board as we continue to execute our transformational growth strategies
Committees: Audit; Corporate Governance

Neil J. Metviner Executive Vice President, Integrated Communication of Output Services Group, Inc. Director since: 2007 Age: 60 Independent: Yes
Background
•    Executive Vice President, Integrated Communications of Output Services Group, Inc. (OSG), which provides invoice and statement printing and presentment services, emphasizing their use as marketing tools; from 2011-2019, Mr. Metviner was Chief Marketing Officer of OSG, where he was responsible for all marketing activities, organic growth initiatives and major account management
•    President of Pitney Bowes Direct (2000-2009), having management responsibility for serving the company’s U.S. small business customer base, together with various international markets
•    Assumed full oversight responsibility for Pitney Bowes European mailstream operations (2007-2009)
Qualifications
•    As the former President of Pitney Bowes Direct and in his current role with OSG, Mr. Metviner has acquired extensive knowledge in marketing to, and otherwise serving, small business customers, which knowledge is particularly relevant to our strategic growth initiatives within our Small Business Services segment
•    Over 20 years of experience in senior leadership positions responsible for new product development, management and marketing, all of which are key components of our enterprise-wide growth strategies
Committees:  Corporate Governance; Finance (Chair)

Stephen P. Nachtsheim Managing Director of Geyser Ventures LLC Director since: 1995 Age: 74 Independent: Yes
Background
•    Managing Director and co-founder of Geyser Ventures LLC, an investment and real estate company, since 2012
•    Served with Intel Corporation, a designer and manufacturer of integrated circuits, microprocessors and other electronic components, from 1981 to 2001, including as Corporate Vice President of Intel (1991-2001) and co-director of Intel Capital (1998-2001)
Qualifications
•    Served as Independent Chairman of our board (2005-2012)
•    Served as the board's Lead Independent Director, a role he assumed in December 2003, until becoming Chairman in 2005
•    Mr. Nachtsheim's experience in information technology and in overseeing investments in product development initiatives is well-suited to our transformational initiatives, many of which rely on the support of information technology
•    As the longest tenured member of the board, as well as having served in a board leadership role for nearly a decade, Mr. Nachtsheim also brings a unique historical perspective to the board’s role in guiding strategic discussions, together with a wealth of experience in managing the work of the board and the role it plays in serving the interests of our shareholders
Committees: Audit; Corporate Governance (Chair)

Thomas J. Reddin Managing Partner of Red Dog Ventures LLC Director since: 2014 Age: 58 Independent: Yes
Background
•    Principal of Red Dog Ventures LLC, a venture capital and advisory firm for early stage digital companies, which he founded in 2007, and of which he has been the Managing Partner since June 2009
•    Served as the Chief Executive Officer (2008-2009) of Richard Petty Motorsports, a multi-car NASCAR team
•    Chief Marketing Officer (1999-2000); President and Chief Operating Officer (2000-2005); and Chief Executive Officer (2005-2007) of LendingTree.com, an online lending exchange
Qualifications
•    17 years of experience in the consumer goods industry, including 12 years at Kraft General Foods and five years at Coca-Cola USA, where he managed the Coca-Cola® brand as Vice President of Consumer Marketing
•    Brings a wealth of experience in the development and marketing of digital services and brand management, all of which are central components of our growth strategy
•    Mr. Reddin’s extensive leadership experience, including serving on multiple public company boards and audit, compensation, nominating, and governance committees, further qualify him for his role as a member of the board
•    Currently serves on the boards of directors of Tanger Factory Outlet Centers, Inc. (NYSE: SKT) and Asbury Automotive Group, Inc. (NYSE: ABG), and previously served on the boards of Premier Farnell PLC, Valassis Communications, Inc. and R.H. Donnelley Corporation
Committees: Compensation (Chair); Finance

Martyn R. Redgrave Managing Partner and CEO of Agate Creek Partners LLC Director since: 2001 Independent Chairman since: 2012 Age: 66 Independent: Yes
Background
•    Independent Chairman of Deluxe since 2012
•    Managing Partner and CEO of Agate Creek Partners LLC, a professional governance and consulting services company co-founded by Mr. Redgrave in 2014
•    Executive Vice President and Chief Administration Officer (2005-2012), Chief Financial Officer (2006-2007), and Senior Advisor (2012-2014) to L Brands, Inc. (formerly known as Limited Brands, Inc.), one of the world’s leading personal care, beauty, intimate apparel and specialty apparel retailers
Qualifications
•    In addition to bringing extensive operations management experience and financial and accounting acumen to the board, Mr. Redgrave's background in overseeing the reporting systems and controls of complex business operations is particularly relevant to the work of our board
•    Throughout his career, Mr. Redgrave has had direct involvement with matters similar to those encountered by our company, such as operations management, financial reporting and controls, enterprise risk management, information technology systems, data management and protection, and access to capital markets
•    His background also includes mergers and acquisitions and financial analysis, continuing areas of importance for us
•    Currently serves on the Board of Directors of Francesca's Holdings Corporation and is chair of its audit committee
•    Served on the Board of Directors of Popeye's Louisiana Kitchen, Inc. (2013-2017) until the company was sold
Committees:  Compensation; Corporate Governance

John L. Stauch President and CEO of Pentair plc Director since: 2016 Age: 54 Independent: Yes
Background
•    Since May 2018, President and Chief Executive Officer of Pentair plc, a leading water treatment company; served as Pentair's Executive Vice President and Chief Financial Officer from 2007-2018
•    Chief Financial Officer of the Automation and Control Systems unit (2005-2007) of Honeywell International, Inc.
•    Served as Chief Financial Officer and Information Technology Director of PerkinElmer Optoelectronics and various executive, investor relations and managerial finance positions within Honeywell International, Inc. and its predecessor AlliedSignal, Inc. (1994-2005)
Qualifications
•    In his role as President and CEO of Pentair plc, and his prior service as CFO of Pentair for 11 years, Mr. Stauch is a financial expert and has extensive direct experience with many aspects of public company strategy and operations
Committees: Audit (Chair); Finance

Victoria A. Treyger Managing Director of Felicis Ventures Director since: 2017 Age: 49 Independent: Yes
Background
•    Managing Director, as of 2018, of Felicis Ventures, a boutique venture fund
•    Served as Chief Revenue Officer (2015-2018) and Chief Marketing Officer (2012-2015) of Kabbage Inc., a financial technology company that provides funding directly to small businesses and powers automated lending for financial institutions around the globe through its technology and data platform
•    Served as Chief Marketing Officer of RingCentral (2010-2012) and Travelocity (2005-2010)
•    Worked at American Express and Amazon in various senior marketing, product, and general management roles (1997-2004)
Qualifications
•    Brings a wealth of experience in building great brands and scaling revenues through innovative sales and marketing
•    Extensive experience with positioning, scaling, and driving growth with small businesses and financial institutions through sales channel strategy, digital and brand marketing, and analytics
•    Currently serves as advisor to several high-growth companies, including Health IQ and Betterment
Committees:  Compensation; Corporate Governance

Director Skills, Experience, Background and Tenure
We operate in highly competitive markets characterized by rapidly evolving technologies and exposure to business cycles. With our board, our Corporate Governance Committee is responsible for assessing the appropriate skills, experience, and background that we seek in board members in the context of our business and the existing composition of our board. This assessment includes numerous factors, including, but not limited to, the following:

•	independence;

•	relevant skills and expertise;

•	age; and

•	diversity.
Our board determines whether a nominee's background, experience, personal characteristics, and skills will advance the goal of creating and sustaining a board that can support and oversee our company's complex activities. Our board is committed to actively seeking superior, diverse director candidates for consideration. As set forth in our Corporate Governance Guidelines, the committee and the board periodically review and assess the effectiveness of the practices used in considering potential director candidates. Following this process has ensured that our board is comprised of experienced leaders with a combination of the skills and business expertise necessary to provide appropriate oversight, critical viewpoints and guidance to a transforming business.
If all of the nominees are elected to the board, after the 2019 annual meeting of shareholders, our directors will have served an average of eleven years on the board. This mix of tenure on the board is intended to support the view that the board as a whole represents a "portfolio" of new perspectives and deep institutional knowledge.

BOARD STRUCTURE AND GOVERNANCE
Corporate Governance at Deluxe
We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of our company. Below is a summary of our governance practices.

Independent Board	• Nine of our ten director nominees are independent
Board Diversity	• Two of our ten director nominees are female and one is African-American
Independent Chairman of the Board
•    Acts as a liaison between management and the board
•    Provides independent advice and counsel to the President and CEO
•    In concert with the President and CEO, develops and sets the agenda for meetings of the board and annual meetings of shareholders
•    Calls special meetings of the board where appropriate
•    Ensures that the independent directors hold executive sessions

Annual Board Leadership Evaluation and Succession Planning
•    The board annually evaluates the President and CEO's performance
•    The board annually conducts a rigorous review and assessment of the succession planning process for the President and CEO and other executive officers

Annual Director Election and Outside Board Service	• Each director is elected on an annual basis • Currently, no director serves on more than two other public company boards, and our CEO does not serve on any other public company boards
Director Stock Ownership
•    Within five years after his or her initial appointment or election to the board, each independent director is required to own our common stock with a market value of at least five times his or her annual cash retainer

Stock Hedging and Pledging Policies
•    Our insider trading policy bars our directors and executive officers from owning financial instruments or participating in investment strategies that hedge the economic risk of owning our stock
•    We prohibit executive officers and directors from pledging our securities as collateral for loans (including margin loans)

No “Poison Pill”	• We do not have a "poison pill" in place
Enterprise Risk Management
•    We have a rigorous enterprise risk management program targeting controls over operational, financial, legal/regulatory compliance, reputational, technology, privacy, data security, strategic and other risks that could adversely affect our business, which also includes crisis management and business continuity planning

Board Effectiveness Reviews	• We conduct annual self-assessments of the board and each of its committees, and third-party effectiveness reviews of the board every three years
Board Oversight and Director Independence
Our businesses, property and affairs are managed under the general direction of our board. In providing this oversight, the board adheres to a set of Corporate Governance Guidelines designed to ensure that the board has access to relevant information, and is structured and operates in a manner allowing it to exercise independent business judgment.
A critical component of our corporate governance philosophy is that a majority of our directors meet strict standards of independence, meaning that they have no relationship with our company, directly or indirectly, that could impair their ability to make objective and informed judgments regarding all matters of significance to us and our shareholders. The listing standards of the New York Stock Exchange (NYSE) require that a majority of our directors be independent, and that our Audit, Compensation, and Corporate Governance Committees be comprised entirely of independent directors. In order to be deemed independent, a director must be determined by the board to have no material relationship with us other than as a director. In accordance with the NYSE listing standards, our board has adopted formal Director Independence Standards setting forth the specific criteria by which the independence of our directors is determined. These standards include restrictions on the nature and extent of any affiliations that directors and their immediate family members may have with us, our independent registered public accounting firm, or any commercial or not-for-profit entity with which we have a relationship, and also require consideration of any other relationship that may impair independence. Consistent with regulations issued by the SEC and NYSE listing standards, our Director Independence Standards also prohibit Audit and Compensation Committee members from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from us, other than in their capacity as board or committee members. The complete text of our Director Independence Standards is posted on our website at www.deluxe.com under "About Us – Investor Relations – Corporate Governance – Director Independence Standards."

Following its assessment, the board has determined that every director and nominee, with the exception of Mr. McCarthy, satisfies our Director Independence Standards. The board also has determined that each member of its Audit, Compensation, Corporate Governance, and Finance Committees is independent. In making such determination, the board considered the fact that Mr. Metviner is the Executive Vice President, Integrated Communications of OSG, which has two distinct business relationships with us: (1) a subsidiary company of OSG purchases products and services from us in the ordinary course of business, and (2) our subsidiary company sells products and services to OSG in the ordinary course of business. The aggregate amount OSG paid to us for these purchases in 2018 was less than 0.1% of our gross revenues for 2018 and less than 2% of OSG’s gross revenues for 2018. Based on the customary nature of these transactions, the fact that Mr. Metviner has no material interest in the transactions, and the limited amounts involved in these transactions, our board concluded that this relationship does not impair Mr. Metviner’s independence.
Corporate Governance Principles
As indicated above, our board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These guidelines address a broad range of topics, including director qualifications, director nomination processes, director retirement policies, board and committee structure and processes, director education, CEO evaluation, management succession planning and conflicts of interest. Investors may find these guidelines on our website at www.deluxe.com under "About Us – Investor Relations – Corporate Governance – Corporate Governance Guidelines."
Board Effectiveness and Evaluations
Each of our board and each of its committees conducts an annual self-evaluation of its performance and processes, all of which are overseen by the board's Corporate Governance Committee. These evaluations are designed to ensure that the board and its committees are functioning effectively and to identify any issues or potential areas for improvement. In addition, every three years the board undergoes an effectiveness evaluation conducted by an independent, third-party governance expert. The most recent third-party evaluation was conducted during late 2017.
Code of Business Ethics
All of our directors and employees, including our President and CEO, Chief Financial Officer (CFO) and other executive officers, are required to comply with our Code of Business Ethics (Code of Ethics) to help ensure that our business is conducted in accordance with applicable legal and ethical standards. Our Code of Ethics requires strict adherence to the letter and spirit of all laws and regulations applicable to our business, and addresses professional conduct, including customer relationships, respect for co-workers, conflicts of interest, insider trading, the integrity of our financial recordkeeping and reporting, and the protection of our intellectual property and confidential information. Employees are required to report any violations or suspected violations of the Code of Ethics to management or our legal department, or by using our confidential, third-party ethics and compliance hotline. The full text of our Code of Ethics is posted on our website at www.deluxe.com under "About Us – Investor Relations – Corporate Governance – The Deluxe Corporation Code of Business Ethics." The Code of Ethics is available in print free of charge to any shareholder who submits a request to our Corporate Secretary at Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.
Political Contributions Policy
It is not our practice to make political contributions. We have memberships in various trade groups that represent the interests of specified industries. However, as a part of those memberships, we have not provided funds specifically designated for political contributions.
Related-Party Transaction Policy and Procedures
The board maintains written procedures under which the Corporate Governance Committee is responsible for reviewing potential or actual conflicts of interest, including any proposed related-party transactions and interlocking relationships involving executive officers or board members. The committee determines whether any such potential or actual conflicts would require disclosure under securities laws, cause a director to be disqualified from being deemed independent, or cause a transaction being considered by the board to be voidable if the conflict were not disclosed. The committee also considers whether the proposed transaction would result in a violation of any law or would otherwise be inappropriate in light of the nature and magnitude of any interest of the director or executive in the entity or transaction giving rise to the potential conflict. The committee may take those actions it deems necessary, with the assistance of any advisers it deems appropriate, in considering potential conflicts of interest. While it is expected that in most instances the committee can make the necessary determination, where required by law or warranted by the significance of the issue, the matter will be referred to the board for resolution.
Board Composition and Qualifications
Our Corporate Governance Committee oversees the process for identifying, evaluating and recommending the nomination of candidates for the board. While not maintaining a specific policy on board diversity requirements, we do believe that our directors should have diverse backgrounds and possess a variety of qualifications, experience and knowledge that complement the attributes of other board members and enable them to contribute effectively to the board's oversight role. We also believe that a predominance of board members should have a background in business, including experience in markets served by us or in which we are developing product and service offerings, and recognize the benefit of board members having an understanding of the methods by which other boards address issues common to publicly traded companies. We also believe the board should include both actively employed and retired senior corporate officers, and that the board should include directors with a mix of tenures. The board believes that the diverse mix of skills, qualifications and experience represented by the nominees (as addressed more fully above under "Director Skills, Experience, Background and Tenure"), as well as its ongoing evaluation and continuous improvement processes (discussed above under "Board Effectiveness and Evaluations"), enables the board to perform its responsibilities effectively.
The board has established the following specific guidelines for nominees to the board:

•	A majority of the board must be comprised of independent directors, the current standards for which are discussed above under "Board Oversight and Director Independence."

•
As a general rule, non-employees should not be nominated for re-election to the board after their 75th birthday, although the board retains the ability to grant exemptions to that age limit where it determines that such an exemption will serve the interests of our company and our shareholders.

•
A non-employee director who ceases to hold the employment position held at the time of election to the board, or who has a significant change in position, must offer to resign from the board. The Corporate Governance Committee will then consider whether the change of status is likely to impact the director's qualifications and make a recommendation to the board as to whether the resignation should be accepted.

•
Management directors who terminate employment with our company must offer to resign from the board. The board will then decide whether to accept the director's resignation, provided that no more than one former CEO of the Company should serve on the board at any one time.

Director Selection Process
All board members are elected annually by our shareholders, subject to the board's right to fill vacancies in existing or new director positions on an interim basis. Based on advice from the Corporate Governance Committee, each year the board recommends a slate of nominees to be presented for election at the annual meeting of shareholders.
The Corporate Governance Committee considers candidates recommended by members of the board or recommended by our shareholders, and the committee reviews such candidates in accordance with our bylaws and applicable legal and regulatory requirements. Candidates recommended by our shareholders are evaluated using the same criteria and same procedures as candidates recommended by board members. In order for such shareholder recommendations to be considered, shareholders must provide the Corporate Governance Committee with sufficient written documentation to permit a determination by the board as to whether a candidate meets the required and desired director selection criteria and our Corporate Governance Guidelines applicable to directors, as outlined above. Such documentation and the name of the recommended director candidate must be sent by U.S. mail to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of the Corporate Governance Committee for consideration.
Our bylaws require any shareholder wishing to formally nominate a candidate at the annual meeting of shareholders to give written notice of the nomination to our President and CEO or Corporate Secretary no later than 90 days prior to the first anniversary of the previous year's annual meeting. The shareholder must attend the meeting with the candidate and propose the candidate's nomination for election to the board at the meeting. In addition to certain information about the shareholder, as described in our bylaws, the shareholder's notice must set forth as to each nominee: 1) the name, age, business address and residence address of the person; 2) the principal occupation or employment of the person; 3) the number of shares of our stock owned by the person; 4) the written and acknowledged statement of the person that such person is willing to serve as a director; and 5) any other information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Exchange Act if the election of the candidate had been solicited by or on behalf of the board. No shareholders submitted director nominations in connection with this year's meeting. Any shareholders desiring to present a candidate at the 2020 annual meeting of shareholders must furnish the required notice no later than February 3, 2020.
When a vacancy or a new position on the board needs to be filled, the President and CEO, in consultation with the Chair of the Corporate Governance Committee, drafts a profile of the candidate believed to provide the most meaningful contribution to the board as a whole. The profile is submitted to the committee for approval. In order to properly staff its various committees and support its succession planning initiatives, the board currently believes that a board consisting of nine to eleven directors is the optimal size. We have engaged third-party search firms to assist us in identifying suitable candidates for open director positions. The firms selected, as well as the specific terms of the engagement, are based on specifically established search criteria. Members of the board also are given the opportunity to submit names of potential candidates based on the profile developed. Each candidate is subject to an initial screening process after which the selected candidates are interviewed. The Independent Chairman of the Board, the President and CEO and at least a majority of the committee interviews each selected candidate and, concurrently with the interviews, the candidate must confirm his or her availability for regularly scheduled board and committee meetings. The committee also will assess each candidate's potential conflicts of interest and the ways in which the candidate's qualifications, experience and knowledge complement those of existing members of the board. The committee reviews the interviewers' reports and recommendations and makes the final determination as to which candidates are recommended for election to the board. Depending on when suitable candidates are identified, the board may decide to appoint a new director to serve on the board until the next annual meeting of shareholders.
Meetings of the Board of Directors
There were ten meetings of the board in 2018. Each director attended, in person or by telephone, at least 75 percent of the aggregate of all meetings of the Board and its committees on which he or she served during the year. It is our policy that directors attend our annual shareholder meetings. All of our then-current directors attended our annual shareholder meeting in person in 2018.
Board Responsibilities
The board oversees, counsels, and directs management in the long-term interests of our company and our shareholders. The board's responsibilities include:

•	overseeing the conduct of our business and the assessment of enterprise risks to evaluate whether the business is being properly managed;

•	reviewing and approving our major financial objectives, strategic and operating plans, and other significant actions;

•	evaluating the President and CEO's performance, and determining the compensation of the President and CEO and other executive officers;

•	planning for President and CEO succession and monitoring succession planning for other executive officers; and

•	overseeing our processes for maintaining the integrity of our financial statements and other public disclosures, as well as our compliance with law and our Code of Ethics.
The board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time, as appropriate. At each board meeting, time is reserved for the independent directors to meet without management present. Officers and members of management regularly attend board meetings to present information on our business and strategy.
Committee Membership and Responsibilities
The board assigns responsibilities and delegates authority to its committees, and these committees regularly report on their activities and actions to the board. The board has four standing committees: Audit, Compensation, Corporate Governance, and Finance. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work. Each committee has a written charter approved by the board. We post each charter on our website at www.deluxe.com under "About Us – Investor Relations – Corporate Governance – Board of Directors Committee Charters." A copy of each charter is available upon request by contacting our Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126. The following table identifies the current committee members.

COMMITTEE MEMBERSHIPS
Name	Audit	Compensation	Corporate Governance	Finance
Ronald C. Baldwin	✓	✓
Cheryl E. Mayberry McKissack		✓		✓
Barry C. McCarthy
Don J. McGrath	✓		✓
Neil J. Metviner			✓	C
Stephen P. Nachtsheim	✓		C
Thomas J. Reddin		C		✓
Martyn R. Redgrave		✓	✓
John L. Stauch	C			✓
Victoria A. Treyger		✓	✓
✓ Committee Member      C Committee Chair
The following tables provide a summary of each committee's responsibilities, the number of meetings held by each committee during the last fiscal year and the names of the directors currently serving on each committee.

Audit Committee Number of meetings in 2018: 7 Directors who serve on the committee: John L. Stauch, Chair Ronald C. Baldwin Don J. McGrath Stephen P. Nachtsheim
•    Appoints the independent registered public accounting firm, subject to ratification by our shareholders, and oversees the work of the independent registered public accounting firm
•    Pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, including related fees
•    Reviews and discusses with management and the independent registered public accounting firm our annual audited financial statements and recommends to the board whether the audited financial statements should be included in our Annual Report on Form 10-K
•    Reviews and discusses with management and the independent registered public accounting firm our quarterly financial statements
•    Reviews and discusses with management and the independent registered public accounting firm significant reporting issues and judgments relating to the preparation of our financial statements, including the adequacy of internal controls
•    Reviews and discusses with the independent registered public accounting firm our critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, and other material written communications between the independent registered public accounting firm and management
•    Reviews and discusses with management our earnings press releases, including the use of any pro forma or adjusted information outside of generally accepted accounting principles, as well as financial information and earnings guidance
•    Oversees the work of our internal auditors
•    Reviews the effectiveness of our legal and ethical compliance programs and maintains procedures for receiving, retaining and handling complaints by employees regarding accounting, internal controls and auditing matters
•    Reviews and discusses, with management and the board, our risk assessment and risk management practices
•    Receives, reviews, and oversees management responses to certain regulatory and other compliance audits, including Federal Financial Institutions Examination Council examinations

Compensation Committee Number of meetings in 2018: 6 Directors who serve on the committee: Thomas J. Reddin, Chair Ronald C. Baldwin Cheryl E. Mayberry McKissack Martyn R. Redgrave Victoria A. Treyger
•    Develops our executive compensation philosophy
•    Evaluates and recommends incentive compensation plans for executive officers and other key managers, and all equity-based compensation plans, and oversees the administration of these and other employee compensation and benefit plans
•    Reviews and approves corporate goals and objectives relating to the President and CEO's compensation, leads an annual evaluation of the President and CEO's performance in light of those goals and objectives, and recommends to the board the President and CEO's compensation based on this evaluation
•    Reviews and approves other executive officers' compensation
•    Establishes and certifies attainment of incentive compensation goals and performance measurements applicable to our executive officers
•    Considers shareholder advisory votes related to executive compensation and considers risks created by or related to the design of the our compensation programs
•    Retains and, in accordance with SEC requirements, determines the independence of consultants that assist in its activities

Corporate Governance Committee Number of meetings in 2018: 4 Directors who serve on the committee: Stephen P. Nachtsheim, Chair Don J. McGrath Neil J. Metviner Martyn R. Redgrave Victoria A. Treyger
•    Reviews and recommends the size and composition of the board
•    Establishes criteria and procedures for identifying and evaluating potential board candidates
•    Reviews nominations received from the board or shareholders, and recommends candidates for election to the board
•    Establishes policies and procedures to ensure the effectiveness of the board, including policies regarding term limits and retirement, review of qualifications of incumbent directors, and conflicts of interest
•    Establishes guidelines for conducting board meetings
•    Oversees the annual assessment of the board's performance
•    In consultation with the Compensation Committee, reviews and recommends to the board the amount and form of all compensation paid to directors
•    Recommends to the board the size, composition and responsibilities of all board committees
•    Reviews and makes recommendations to the board regarding candidates for key executive officer positions and monitors management succession plans
•    Develops and recommends corporate governance guidelines, policies and procedures

Finance Committee Number of meetings in 2018: 3 Directors who serve on the committee: Neil J. Metviner, Chair Cheryl E. Mayberry McKissack Thomas J. Reddin John L. Stauch
•    Evaluates and approves acquisitions, divestitures and capital projects in excess of $10 million, and reviews other material financial transactions outside the scope of normal ongoing business activity
•    Reviews and approves our annual financing plans, as well as credit facilities maintained by us
•    Reviews and recommends policies concerning corporate finance matters, including capitalization, investment of assets and debt/equity guidelines
•    Reviews and recommends dividend policy and approves declarations of regular shareholder dividends
•    Reviews and makes recommendations to the board regarding financial strategy and proposals concerning the sale, repurchase or split of our securities

Communications with Directors
Any interested party having concerns about our governance or business practices, or otherwise wishing to communicate with our board, our independent directors as a group or any individual director, may submit such concerns in writing to the Independent Chairman of the Board or the designated group of directors or individual director in the care of the Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.
Board Leadership Structure; Independent Chairman; Executive Sessions
The board does not maintain a written policy regarding separation of the offices of Chair and CEO, believing that this issue should be addressed as part of the board's succession planning processes. However, the board has maintained a separation of the Chair and CEO roles since November 2005, when we were engaged in a search for a CEO to lead the our company's transformation. The board has found this structure to be effective, both in allowing the CEO to focus on execution of our strategy and assisting the CEO in managing the work of the board. Martyn R. Redgrave has served as Independent Chairman of the Board since August 1, 2012.

Board Role in Risk Oversight
The board takes an active role in risk oversight, both as a full board and through its committees. Our independent directors regularly meet in executive session, without management present, to assess the quality of the board's meetings and to provide their observations to the President and CEO regarding our business challenges and risk mitigation strategies, among other things.
In addition, we conduct an annual enterprise-wide risk assessment. A formal report is delivered to the Audit Committee, the chair of which provides a synopsis to the board. The President and CEO also presents an annual enterprise-wide risk assessment update to the board. Updates are provided at regularly scheduled meetings of the board and more frequently, if required. The objectives for the risk assessment process include: (1) addressing the NYSE governance requirement that the Audit Committee discuss policies related to risk assessment and risk management; (2) developing a defined list of key risks to be monitored by the Audit Committee, the board and management; (3) determining whether any risks require additional or higher-priority mitigation efforts; (4) facilitating discussion of the risk factors to be included in the our SEC reports; and (5) guiding the development of the our internal audit plans.
In 2018, as in prior years, the risk-assessment process was conducted by members of our Assurance and Risk Advisory Services department working with the Executive Leadership Team and our Enterprise Risk Council, which consists of senior-level staff from the legal, finance and other shared services departments. Members of the Assurance and Risk Advisory Services department interviewed key department and functional leaders to identify and evaluate potential risks and associated mitigating factors and strategies. Identified risks were prioritized based on the potential exposure to our company, measured as a function of likelihood of occurrence and potential severity of impact if the risk were to materialize. The process included evaluating management's preparedness to respond to the risk. The risk profiles and current and future mitigating actions were discussed and refined during subsequent discussions with the Executive Leadership Team and Assurance and Risk Advisory Services personnel. A summary of the results of the risk assessment process and our risk mitigation activities was presented to the Audit Committee, which furnished a report regarding such assessment and activities to, and facilitated a discussion with, the board.
Audit Committee Expertise; Complaint Handling Procedures
In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the board to meet the financial literacy requirements of the NYSE's listing standards. The board has also determined that at least two members of the Audit Committee, John L. Stauch, the current Audit Committee Chair, and Don J. McGrath are both "audit committee financial experts" as defined by SEC regulations.
In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis through our ethics and compliance hotline, which is operated by a third party.
Compensation Committee Processes and Procedures
The authority and responsibilities of the Compensation Committee are governed by its charter, a copy of which can be found on our website at www.deluxe.com under "About Us – Investor Relations – Corporate Governance – Compensation Committee Charter" together with applicable laws, rules, regulations and NYSE listing standards. Along with fulfilling the duties listed in the table above related to executive compensation, the committee also oversees administration of equity-based plans, deferred compensation plans, benefit plans, retirement and Employee Retirement Income Security Act of 1974 (ERISA) excess plans, and is also responsible for determining the formula used to calculate contributions to our profit sharing plan. The committee has delegated to management committees the responsibility to administer broad-based benefit plans and to oversee investment options and management of retirement and deferred compensation programs.
Although matters of director compensation ultimately are the responsibility of the board, the Compensation Committee works in conjunction with the Corporate Governance Committee and its independent compensation consultants in evaluating director compensation levels, making recommendations regarding the structure of director compensation, and developing a director pay philosophy that is aligned with the interests of our shareholders.
The committee has the authority to engage compensation consultants to assist it in conducting the activities within its general scope of responsibility. The committee retained Frederic W. Cook & Co., Inc. (FW Cook) as its independent consultant commencing in 2017. Prior to retaining FW Cook, and again during 2018, the committee assessed its relationship with the prospective consultant and determined that no conflicts of interest existed and that FW Cook was independent. Among other factors supporting FW Cook’s independence, in 2018 we did not pay fees to FW Cook other than for compensation consulting services.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised entirely of independent directors. No member of the Compensation Committee has ever been an officer or employee of our company. None of our executive officers serves as a member of the Compensation Committee of any other company that has an executive serving as a member of the our board. None of our executive officers serves as a member of the Board of Directors of any other company that has an executive serving as a member of our Compensation Committee.
Non-Employee Director Compensation
The general policy of the board is that compensation for independent directors should be a mix of cash and equity, with the majority of compensation provided in the form of equity. The Corporate Governance Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our independent directors. The board reviews the committee's recommendations and determines the amount of director compensation.
The independent compensation consultant and the Total Rewards group in the Human Resources department support the committee in recommending director compensation and creating director compensation programs. In addition, the committee can engage outside advisors, experts, and others for assistance. The director peer group is the same as the peer group used in 2018 to set executive compensation, listed on page 27, and consisted of 20 companies with some similar characteristics to our company, as described in detail below under "Compensation Discussion and Analysis; Benchmarking Process." The committee generally targets cash and equity compensation at the median of the peer group. The Corporate Governance Committee reviews director compensation on an annual basis, taking into account factors such as workload and market data. The table below sets forth our 2018 fee structure for our directors, the fees for which are paid on a quarterly basis.

Board and Committee Retainers	Annual Fee ($)
Board Retainer	75,000
Independent Chair Additional Retainer	100,000
Audit Committee Chair	28,000
Compensation Committee Chair	20,000
Corporate Governance Committee Chair	15,000
Finance Committee Chair	15,000
Non-chair Audit Committee Member	15,000
Non-chair Compensation Committee Member	10,000
Non-chair Corporate Governance Committee Member	8,000
Non-chair Finance Committee Member	8,000
Special CEO Search Committee Member	12,000
Special Succession Committee Member	20,000
Non-employee directors also receive $1,500 for each approved company site visit and director education program attended, up to an aggregate of five per year. Directors may receive additional compensation for the performance of duties assigned by the board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members.
We maintain a Non-Employee Director Stock and Deferral Plan (the Director Plan), which is part of our shareholder-approved 2017 Long-Term Incentive Plan (LTIP). The purpose of the Director Plan is to provide an opportunity for non-employee directors to increase their ownership of our common stock and thereby align their interests with those of other shareholders. Under the Director Plan, each non-employee director may elect to receive, in lieu of cash fees, shares of our common stock having an equal value, based on the closing price our stock on the NYSE as of the quarterly payment date. The shares of stock receivable pursuant to the Director Plan are issued as of the quarterly payment date or, at the option of the director, credited to the director in the form of deferred restricted stock units (RSUs). These RSUs are converted into shares of common stock and issued to the director on the earlier of the tenth anniversary of February 1st of the year following the year in which the non-employee director ceases to serve on the board or such other objectively determinable date as is elected by the director in his or her deferral election (for example, upon termination of service as a director). Each RSU entitles the holder to receive dividend equivalent payments equal to the dividend payment on one share of common stock. RSUs issued pursuant to the Director Plan also convert into shares of common stock and become immediately issuable in connection with certain defined changes of control. All shares of common stock issued pursuant to the Director Plan are issued under the LTIP.
Under the terms of the Director Plan, non-employee directors also are eligible to receive other equity-based awards to further align their interests with shareholders and assist them in achieving and maintaining their established share ownership targets. Non-employee directors also have the opportunity to defer any equity grant awarded to them under terms similar to those described above for deferral of cash fees. Any stock options granted to non-employee directors must have an exercise price equal to the fair market value of our common stock on the date of grant, and no more than 5,000 options may be granted to a non-employee director in any one year. Non-employee directors did not receive any option grants in 2018, but each non-employee director re-elected to the board at last year's annual meeting received a grant of restricted stock on May 2, 2018, with a grant date fair value of $140,028, which shares vest on May 2, 2019. Each share of restricted stock entitles the holder to the rights of a shareholder, including the right to vote the shares of restricted stock and receive dividend equivalent payments, provided that the dividend equivalent payments are held by us until the restricted stock vests, at which point they are paid to the holder. Equity grants to directors are recommended by the Compensation Committee, in consultation with the Corporate Governance Committee, and are approved by the board.
Mr. Nachtsheim, the only non-employee director who was elected to the board prior to October 1997, is also eligible for certain retirement payments under the terms of a board retirement plan that has since been replaced by the Director Plan. Under this predecessor plan, he is entitled to receive an annual payment equal to the annual board retainer in effect on July 1, 1997 ($30,000 per year) for the number of years during which he served on the board prior to October 31, 1997. No further benefits are accruing under this predecessor plan. In calculating a director's eligibility for benefits under this plan, partial years of service are rounded up to the nearest whole number. Retirement payments do not extend beyond the lifetime of the retiree and are contingent upon the retiree remaining available for consultation with management and refraining from engaging in any activity in competition with us. We do not incur any annual costs to maintain this benefit, other than the payment obligations due upon an director's retirement. Mr. Nachtsheim is eligible to receive payments of $30,000 for two years following his retirement from the board under this predecessor plan.
The following table summarizes the compensation earned by each non-employee director in 2018.
NON-EMPLOYEE DIRECTOR COMPENSATION 2018

Name	Fees Earned or Paid in Cash [1] ($)	Stock Awards [2] ($)	Total ($)
Ronald C. Baldwin[3]	101,500	140,028	241,528
Cheryl E. Mayberry McKissack[3,4,5,6]	128,000	140,028	268,028
Don J. McGrath[6]	118,000	140,028	258,028
Neil J. Metviner[3]	99,500	140,028	239,528
Stephen P. Nachtsheim[5]	117,000	140,028	257,028
Thomas J. Reddin[4,5,6]	136,500	140,028	276,528
Martyn R. Redgrave[3,4,5,6]	229,500	140,028	369,528
John L. Stauch	111,000	140,028	251,028
Victoria A. Treyger	93,000	140,028	233,028
(1)Under the Director Plan, directors may elect to receive their fees in the form of stock, including the right to defer such stock into restricted stock units. Any stock or deferred restricted stock units issued under the Director Plan are equal in value to the cash fees foregone by the director. As a result, amounts reflected are the total fees earned by the directors, including amounts elected to be received in the form of stock or restricted stock units.
(2)Amounts in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal year ended December 31, 2018, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. All directors received 2,046 shares of restricted stock upon their re-election to the board on May 2, 2018. These shares vest one year from the date of grant and are the only shares of restricted stock outstanding for each director as of December 31, 2018. In addition to these shares, the aggregate number of deferred restricted stock units held by each director was as follows: Mr. Baldwin - 2,213; Mr. McGrath - 22,431; Mr. Nachtsheim - 33,055; Mr. Reddin - 8,184; and Mr. Redgrave - 9,360.
(3)Includes $1,500 for attendance at a director education program, and, in the case of Mr. Redgrave, $3,000 for attendance at two director education programs.
(4)Includes $1,500 for a site visit.
(5)Includes $12,000 for service on the CEO Search Special Committee.
(6)Includes $20,000 for service on the CEO Succession Special Committee.
Stock Ownership Guidelines for Directors
The board has established stock ownership guidelines for non-employee directors. These guidelines set ownership targets for each non-employee director, with the expectation that the target be achieved within five years of the date the individual becomes subject to the target. Non-employee directors have a target ownership level of shares of our common stock having a value of at least five times the then-current amount of the annual board retainer. All of the our non-employee directors who have been in their positions for at least five years are in compliance with the applicable stock ownership guidelines, and all others are on track to meet these guidelines. In addition to the stock ownership guidelines, directors are subject to share retention and holding period requirements. Under this policy, individuals who have not achieved their ownership targets must retain 100 percent of any shares acquired upon the exercise of stock options and the vesting of other equity awards and are required to hold the shares until their individual ownership targets are met.

STOCK OWNERSHIP AND REPORTING
Security Ownership of Certain Beneficial Owners and Management
The following table shows, as of March 1, 2019 (unless otherwise noted), the number of shares of common stock beneficially owned by: 1) each person or entity known by us to beneficially own more than five percent of our outstanding common stock; 2) each executive officer named in the Summary Compensation Table that appears in the "Executive Compensation" section of this Proxy Statement (each, a Named Executive Officer) 3) each director and nominee for director; and 4) all of the current directors, director nominees and Named Executive Officers as a group. Except as otherwise indicated in the footnotes below, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

Name of Beneficial Owner	Number of Shares	Percent of Class
5% Beneficial Owners
BlackRock, Inc.[1] 55 East 52nd Street New York, NY 10055	5,978,910	12.9
The Vanguard Group, Inc. [2] 100 Vanguard Blvd. Malvern, PA 19355	4,338,371	9.4
LSV Asset Management[3] 155 N. Wacker Drive, Ste. 4600 Chicago, IL 60606	2,384,071	5.4
Named Executive Officers
Barry C McCarthy[4]	81,766	*
Lee J. Schram[5]	489,942	1.1
Keith A. Bush[6]	22,963	*
Malcolm J. McRoberts[7]	99,695	*
John D. Filby[8]	30,356	*
Julie M. Loosbrock[9]	22,393	*
Directors and Nominees
Ronald C. Baldwin [10]	17,423	*
Don J. McGrath [11]	31,663	*
Cheryl E. Mayberry McKissack [10]	33,364	*
Neil J. Metviner [10]	16,232	*
Stephen P. Nachtsheim [12]	38,683	*
Thomas J. Reddin [13]	10,289	*
Martyn R. Redgrave [14]	56,082	*
John L. Stauch [10]	8,881	*
Victoria A. Treyger [10]	4,436	*
All Directors, Director Nominees and Named Executive Officers as a group (15 persons) [15]	964,168	2.2
* Less than 1 percent.
(1)Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 28, 2019, reporting beneficial ownership as of December 31, 2018. The power to vote or direct the vote of these shares generally resides within funds managed or advised by the reporting person and/or its subsidiaries.
(2)Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2019 reporting beneficial ownership as of December 31, 2018. The power to vote or direct the vote of these shares generally resides within funds managed or advised by the reporting person and/or its subsidiaries.
(3)Based on a Schedule 13G filed with the SEC on February 13, 2019, reporting beneficial ownership as of December 31, 2018. The power to vote or direct the vote of these shares generally resides within funds managed or advised by the reporting person and/or its subsidiaries.
(4)Includes 81,766 units of restricted stock.

(5)Mr. Schram retired from the company on March 1, 2019. Includes 270,360 shares receivable upon the exercise of options that are currently exercisable and must be exercised by June 1, 2019.
(6)Includes 13,785 shares receivable upon the exercise of options exercisable within the next 60 days, and 5,504 shares of restricted stock.
(7)Includes 66,060 shares receivable upon the exercise of options exercisable within the next 60 days, and 3,145 shares of restricted stock.
(8)Mr. Filby's employment terminated on January 24, 2019. Includes 14,321 shares receivable upon the exercise of options that are currently exercisable and must be exercised by April 24, 2019.
(9)Includes 10,899 shares receivable upon the exercise of options exercisable within the next 60 days, and 1,285 shares of restricted stock.
(10)Includes 2,046 shares of unvested restricted stock.
(11)Includes 2,046 shares of unvested restricted stock, 2,000 shares held in trust and 22,431 RSUs received in lieu of director's fees pursuant to the deferral option under the Director Plan.
(12)Includes 2,046 shares of RSUs received in lieu of an annual restricted stock grant, 3,582 shares held by the Nachtsheim Family Trust, and 33,055 RSUs received in lieu of director's fees pursuant to the deferral option under the Director Plan (excludes annual grant).
(13)Includes 2,046 RSUs received in lieu of an annual restricted stock grant and 5,909 RSUs received in lieu of director's fees pursuant to the deferral option under the Director Plan (excludes annual grant).
(14)Includes 2,046 shares of restricted stock and 9,360 RSUs received in lieu of director's fees pursuant to the deferral option under the Director Plan.
(15)Includes 375,425 shares receivable upon the exercise of options exercisable within the next 60 days, 106,022 shares of restricted stock, and 74,847 RSUs received in lieu of annual restricted stock grants and directors' fees pursuant to the deferral option under the Director Plan.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and related regulations, requires our directors and executive officers, and any persons holding more than ten percent of our common stock (collectively, Reporting Persons), to report their initial ownership of our securities and any subsequent changes in that ownership to the SEC. Based on our review of the reports filed and on written representations submitted by the Reporting Persons, we believe that all Reporting Persons timely filed all required Section 16(a) reports for the most recent fiscal year.

ITEM 2: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
We believe that it is appropriate to seek the approval of shareholders on the design and effectiveness of the compensation program for our Named Executive Officers, and, therefore, are providing shareholders with the opportunity to cast a non-binding advisory vote, pursuant to Section 14A of the Exchange Act, as described below.
Advisory Vote on Compensation Results in 2018
At last year's annual meeting, our shareholders provided an advisory vote indicating their overwhelming support (over 93%) of our compensation program for our Named Executive Officers. The Compensation Committee considered the results of the advisory vote. Given that these results reflected strong support for our Named Executive Officers' compensation, the committee did not make any changes to executive compensation policies and decisions as a result of the 2018 advisory vote. Nevertheless, we continue to monitor current and emerging best practices with respect to the design of executive compensation programs, assess our compensation programs in light of our strategic initiatives for delivering shareholder value, regularly assess risk inherent in our compensation programs, and solicit views of analysts and institutional investors in the course of our regular interactions with them.
2019 Advisory Vote on Compensation
Our shareholders previously have supported the board's recommendation that advisory votes on executive compensation be held annually. As a result, we are again seeking our shareholders' input on our executive compensation program. The Compensation Discussion and Analysis (CD&A) appearing below describes in greater detail our executive compensation program and decisions made by the Compensation Committee in 2018. We believe that the compensation program for the Named Executive Officers is instrumental in helping us achieve our strong financial performance and executing against our strategy, and we request the vote of shareholders on the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Deluxe's Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the narrative disclosures that accompany the compensation tables set forth in this Proxy Statement.

As an advisory vote, the vote on Item 2 is not binding upon us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders and will consider the outcome of this vote when making future compensation decisions for Named Executive Officers.

The board recommends that you vote FOR the compensation of our Named Executive Officers.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
This CD&A describes the principles of our executive compensation program, how we applied those principles in compensating our executive officers for 2018, and how we use our compensation programs to encourage effective executive performance. The following discussion should be read in conjunction with the various tables and accompanying narrative disclosure appearing in this Proxy Statement. Those tables and narrative disclosure provide more detailed information regarding the compensation paid and benefits awarded to our Named Executive Officers (NEOs), as well as the plans in which those officers are eligible to participate. The table below identifies our NEOs.

Named Executive Officer	Title at the end of 2018	Years in Position at End of 2018 (rounded)	Years of Service at End of 2018 (rounded)
Barry C. McCarthy[1]	Director, President and Chief Executive Officer	1	1
Lee J. Schram[2]	Former Director and Chief Executive Officer	13	13
Keith A. Bush	Senior VP, Chief Financial Officer	2	2
Malcolm J. McRoberts	Senior VP, Small Business Services	6	9
John D. Filby[3]	Senior VP, Financial Services	6	6
Julie M. Loosbrock[4]	Senior VP, Human Resources	11	19
(1)Mr. McCarthy began serving as a Director and as President and Chief Executive Officer beginning on November 26, 2018.
(2)Mr. Schram served as a Director and as Chief Executive Officer until November 25, 2018, and his employment ended on March 1, 2019.
(3)Mr. Filby's employment ended on January 24, 2019.
(4)Ms. Loosbrock announced her retirement, effective April 30, 2019.
During fiscal year 2018, we delivered another year of strong revenue growth, and we grew total revenue for the ninth consecutive year. 2018 also marked a record for annual revenue, and we grew adjusted earnings per share and operating cash flow. The fundamental health of our company is strong.
Our total fiscal year 2018 revenue of $1.998 billion represented 2% growth over prior year and included marketing solutions and other services (MOS) revenue of $840 million, check revenue of $810 million, and forms, accessories and other products revenue of $348 million, respectively, 42%, 41% and 17% of total revenue. For purposes of payments under our Annual Incentive Plan (AIP), our enterprise adjusted total revenue was $2.055 billion, our Small Business Services (SBS) segment adjusted revenue was $1.285 billion, and our Financial Services (FS) segment adjusted revenue was $642 million, each of which included adjustments for variances for timing differences for significant acquisitions and foreign currency exchange rates. Total revenue growth was driven by acquisitions and nearly 2% organic growth in our MOS revenue, which was partially offset by secular declines in our checks and forms businesses and underperformance in our data driven marketing solutions space.
Our fiscal year 2018 operating income was $231 million, or 11.6% of revenue, compared to $329 million, or 16.7% of revenue for fiscal year 2017. For purpose of payments under our AIP, our adjusted operating income was $369 million, which included adjustments for restructuring and integration costs, litigation costs, transaction costs, CEO transition costs, asset impairment charges, loss on debt retirement, and variances for timing differences for significant acquisitions and foreign currency exchange rates.
For purposes of payments under our AIP for our Small Business Services and Financial Services segments, adjusted operating income was $379 million and $131 million, respectively. Adjustments to our segment-level operating income amounts were made for restructuring and integration costs, litigation costs, transaction costs, asset impairment charges, corporate allocations, and variances for timing differences for significant acquisitions and foreign currency exchange rates.
We believe these adjusted financial performance measures provide a better representation of ongoing performance, as they exclude the impact of certain items that we believe to be non-indicative of performance. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized may vary. These non-GAAP measures are not intended as an alternative to results reported in accordance with GAAP. See Annex A for a reconciliation of adjusted amounts to the most directly comparable GAAP amounts.
Our Incentive Programs Reward Performance
We believe our incentive compensation programs align the interests of management with those of our shareholders. Our annual and long-term incentive programs are designed to reward growth in key financial metrics aligned with our annual operating plan (AOP), as well as the achievement of non-financial goals for our business. In structuring our compensation programs, our Compensation Committee also considers the general economic outlook, individual performance and responsibilities, experience and competitive data. Consistent with our financial plan, our financial performance targets are intended to be challenging. We set annual performance goals to determine payouts under our AIP. We also utilize our LTIP as a mechanism to grant stock options, restricted stock, RSUs and performance share units (PSUs). We set three-year performance goals to determine the payout for our PSUs. The performance metrics for the 2018 AIP and LTIP performance-based awards are set forth in the table below.

Incentive Program	Objective	Award Type	Performance Metrics and Weighting
AIP	Encourages and rewards valuable contributions to our annual financial and operational performance objectives	Cash, with the option to defer into restricted stock units (RSUs)	35% consolidated adjusted revenue[1]
45% consolidated adjusted operating income[1]
20% enterprise factors
LTIP	Helps retain talent and drives stock performance for shareholders; rewards stock performance on both an absolute basis and relative to the Peer Group	Stock options, restricted stock and PSUs. PSU payouts are determined based on achievement of defined performance metrics	50% of PSUs - three-year targeted adjusted marketing solutions and other services (MOS) organic revenue growth[2]
50% of PSUs - three-year total shareholder return (TSR) compared to averages for the Peer Group
(1)Adjusted revenue, adjusted operating income and MOS organic revenue growth are non-GAAP financial measures. These measures should be considered supplements to, and not substitutes for, the most directly comparable GAAP financial measures. For a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP counterpart, see Annex A.
(2)We will calculate adjusted MOS organic revenue growth in 2020 to determine payouts under the MOS-based portion of PSUs.
Compensation Philosophy
Total direct compensation is calibrated toward the median of the market for target performance. Compensation may be adjusted for exceptional performance or performance that does not meet expectations. We design the executive pay mix to ensure that a significant percentage of total direct compensation is performance-based, with a mix of annual cash incentives and long-term incentive pay. Additionally, we emphasize long-term equity awards so that a substantial portion of each executive's total compensation opportunity is linked directly to our stock price or otherwise driven by performance (65% of total direct compensation at target for Mr. Schram, 64% of total direct compensation at target for Mr. McCarthy, and an average of 54% for the other NEOs). The chart below indicates the target pay mix for 2018, with percentages calculated using actual base salary, target annual incentive and the grant date fair value of long-term incentive awards.

			Performance Based
Named Executive Officer	Base Salary	Time-Based Restricted Stock	Variable Cash Incentive	Options and PSUs	Total Performance Based
Lee J. Schram	15%	19%	20%	45%	65%
Barry C. McCarthy	18%	18%	22%	42%	64%
All Other NEOs	31%	14%	22%	33%	55%

Compensation Elements, Background and Key Features
Current President and CEO Compensation
On November 26, 2018, Barry C. McCarthy became our President and Chief Executive Officer and was also appointed to our board. We entered into an employment agreement with Mr. McCarthy, the material terms of which are set forth in the table below.

Pay Element	Key Features
Base Salary	• 2018 and 2019 annual base salary is $900,000, which may only be reduced as part of an across-the-board reduction for our senior executives
AIP
•    Mr. McCarthy's target annual incentive opportunity for 2018 was 120% of salary, with a guaranteed payout of 100% of target, pro-rated for the portion of the fiscal year during which he was employed
•    Based on the guaranteed payout of 100% of target (prorated), Mr. McCarthy was awarded $110,455 in 2018
•    Mr. McCarthy's 2019 target annual incentive payout is also 120% of base salary and will be guaranteed at 50% of target, with a maximum payout of 200% of target

LTIP
•    For 2019, the grant date fair value of Mr. McCarthy's annual equity awards will be $3 million, with a mix of stock options, restricted stock or units, and PSUs
•    The 2019 awards will provide for continued vesting if Mr. McCarthy is terminated without cause or resigns for good reason

Signing Bonus
•    Mr. McCarthy was paid a cash signing bonus of $1.15 million, subject to repayment if he is terminated with cause or resigns other than for good reason within one year of commencing employment
•    As a replacement for the value of equity Mr. McCarthy forfeited from his prior employer, he received stock options with a grant date fair value of $2 million and RSUs with a grant date fair value of $4 million, which vest as to 20% of the shares on the first anniversary of the grant date and as to 40% of the shares on each of the second and third anniversaries of the grant date, with continued vesting if he is terminated without cause or resigns for good reason in the first two years of employment

For a discussion of payments and benefits that Mr. McCarthy would receive under various termination scenarios, please refer to the "Severance, Retention and Change of Control Agreements" section in this Proxy Statement. All portions of compensation received by Mr. McCarthy during 2018, including his annual incentive payout, are reported in the tables in this proxy statement. However, the remainder of the disclosure below relating to compensation decisions made prior to and during 2018 apply to Mr. Schram and the remaining NEOs; thus references to CEO pay in the disclosures below are referring to compensation paid to Mr. Schram, unless otherwise indicated.
Former CEO Compensation
Mr. Schram was hired in 2006, with the expectation that he would lead us through a transition from a check printing company to a diversified enterprise supporting small businesses and financial institutions. In April 2018, Mr. Schram announced his intention to retire, at which time we entered into a retention agreement with him to ensure that he would assist with the transition to a new CEO. The key features of Mr. Schram's compensation are set forth in the table below.

Pay Element	Key Features
Base Salary	• Mr. Schram's 2018 base salary was set at $1,004,000, effective March 1, 2018 • Increases have been based on benchmarking data and performance, averaging 3.1% per year since 2012
AIP
•    Mr. Schram's target annual incentive opportunity for 2018 was 130% of salary
•    Based on performance results relative to pre-established annual targets and enterprise performance objectives, Mr. Schram was awarded $1,176,499 in 2018, 93.5% of his target under the annual incentive plan

LTIP	• Target LTIP award was $4.25 million in 2018, which was increased from $4 million in 2017
Retention
•    Mr. Schram remained employed through a transition period ending March 1, 2019, during which time (i) he received his base salary; (ii) his outstanding equity awards continued to vest; (iii) he remained eligible to receive his AIP award for 2018; and (iv) he participated in our general employee benefit plans
•    Additionally, Mr. Schram received (i) a transition bonus of $2,000,000; (ii) accelerated vesting of 11,406 RSUs granted in January 2018 related to a deferral of Mr. Schram's 2017 AIP award, payable in shares of our common stock, valued at $527,071, based on the $46.21 per share closing price of our stock on March 1, 2019; and (iii) continued vesting and settlement of two-thirds of his PSUs granted in February 2017 and one-third of his PSUs granted in February 2018, respectively, to the extent such awards are earned based on our attainment of certain performance goals following the end of the applicable performance period

NEO Compensation
The table below describes the components of our compensation for our other NEOs.

Element	Objectives	Key Features
Base Salary	• Provides competitive pay to attract and retain experienced and successful executives with the requisite experience to drive significant growth
•    Base salary is targeted at the average of the size-adjusted median of industry survey data (and for the CFO and business line leaders, Peer Group proxy data), with adjustments as warranted to reflect individual performance and responsibilities

AIP	• Encourages and rewards valuable contributions to our annual financial and operational performance objectives • Rewards high performance and achievement of corporate goals
•    Awarded based upon goals weighted 45% enterprise adjusted revenue, 35% enterprise adjusted operating income and 20% enterprise factors, which factors are defined on page 29 and remain unchanged from 2017
•    For the CFO and business line leaders, annual cash incentive is targeted at the median of the Peer Group data
•    For other NEOs, annual cash incentive is targeted at the median of the industry survey data, as the Peer Group does not have sufficient data for these NEOs
•    Annual incentive award targets are based on position and range from 50% to 120% of base salary and are capped at 200% of target value

LTIP
•    Helps retain talent and drives stock performance for shareholders; rewards stock performance on both an absolute basis and relative to peers
•    Target pay mix includes 25% stock options, 30% time-based vesting restricted stock and 45% PSUs, which vest based on both absolute and relative metrics (share price performance relative to peers on the S&P Mid-Cap 40 Index)

•    LTIP award sizes are targeted to median Peer Group levels and survey data
•    Restricted stock awards and RSUs granted prior to the 2017 LTIP receive dividends at the same time dividends are paid out to common shares
•    Restricted stock awards and RSUs granted under the 2017 LTIP accrue dividends that are only paid out upon vesting
•    Metrics for the PSUs are weighted equally between three-year targeted MOS organic revenue growth and three-year TSR compared to averages for the Peer Group

Retirement Benefits	• Directly rewards continued service and indirectly rewards individual performance	• Retirement benefits include participation in 401(k) savings plans and non-qualified compensation deferral plans
Personal Choice Program	• Used in lieu of perquisites as a way to simplify and control costs • Intended to cover expenses typically incurred by executives as a result of their positions	• NEOs, other than our President and CEO, receive a $30,000 annual allowance
Benchmarking Process
Based on the recommendation of FW Cook, the Compensation Committee used two sources of data to benchmark compensation: (1) data from the publicly-available proxy statements of a peer group of companies (the Peer Group) with which the committee believes, after consultation with FW Cook, are of comparable size in various industries that share common business traits with us; and (2) market data drawn from published, broad-based, third-party general industry surveys (2017 Aon Hewitt Total Compensation Measurement Survey and the 2017 Willis Towers Watson Executive Compensation Database). The surveys include over 500 organizations ranging in size from approximately $100 million to $200 billion in revenue. Data selected from these surveys is scoped based on our revenue.
Base salaries of our executive officers generally are set at or near the median of salaries paid to executive officers of companies of similar size and in similar positions using the data gathered from the compensation surveys and the Peer Group data referenced above, and after consideration for internal pay equity. Deviations from the median can be the result of experience in the position, individual performance exceeding or falling short of expectations, or the individual's scope of responsibilities. Base salaries are the basis for the other performance-driven programs discussed below, as well as our retirement program, in that target awards and contributions under these programs are typically set as a percentage of base salary. Base salaries in 2018 for each of the NEOs are shown in the Summary Compensation Table on page 36.

The Compensation Committee used Peer Group data to assist in determining the compensation of NEOs to the extent those NEO positions are comparable to the named executive positions at other companies within the Peer Group. For purposes of compensation decisions made in 2018, the Peer Group consisted of the following 20 companies:

ACCO Brands	DST Systems	Equifax	Intuit	Quad/Graphics
CBIZ	Dun & Bradstreet Corp.	Fair Isaac	Iron Mountain	Total Systems Service
Cenveo	Endurance International	Fiserv	Jack Henry & Associates	Web.com Group
Cimpress	Ennis	Insperity	Paychex	Windstream Holdings
The Compensation Committee selected this Peer Group, after consultation with FW Cook. In selecting companies for the Peer Group, the committee considered various criteria, including, but not limited to, revenue size, market capitalization, industry relevance, business cycle and financial performance. Because there were no publicly held, stand-alone direct U.S. competitors across all of our businesses at the time of the survey, we focused on similarly complex companies having similar customers, or who provide technology-based business solutions. The group was increased in size to 20 companies from 16 companies effective for 2018 by adding Endurance International, Fair Isaac, Quad/Graphics and Windstream.
Use of "Tally Sheets" and Wealth Accumulation Analysis
In 2018, FW Cook reviewed "tally sheets" that quantified the total compensation package of each NEO, the impact of stock price changes on the value of existing long-term incentives, the wealth created from prior equity grants and amounts payable upon hypothetical employment change events. The summaries allowed the committee to assess the cumulative impact of its past compensation decisions. As a result of reviewing the tally sheets, the committee did not deem any changes necessary to the structure of the total compensation package for the NEOs for 2018.
Other Factors Considered in Setting Pay Opportunities for NEOs
The Compensation Committee considers multiple factors in addition to market data in determining individual pay amounts (base salaries, payout of the individual portion of short-term incentive and yearly equity grants). Such factors include an individual's general level of performance, demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, importance to our business, succession planning considerations, salary budget guidelines and the individual's pay in the context of other employees. Applying the requisite discretion based on such factors may result in pay opportunities that are different from the market-based data. Overall compensation opportunities reflect our executives' positions, responsibilities and tenure and are generally similar for executives who have comparable levels of responsibility (although actual payouts may differ depending on relative performance).
The Compensation Committee seeks to design the executive compensation program in a manner that is competitive with and reflects the dynamics of the market in which we compete for talent. In constructing an overall compensation program, the committee balances those components that are fixed (such as base salary and benefits) against components that are variable and require the achievement of certain levels of performance. The committee also strives for a balance between compensation components that reward executives for the achievement of short-term goals with those that focus on our long-term growth. Each year the committee reviews the form and value of long-term incentive grants to ensure alignment with our overall compensation philosophy and to reward attainment of our enterprise-wide goals.
2018 NEO Compensation Decisions
In February 2018, the Compensation Committee took the following actions with respect to 2018 compensation for the NEOs:

Pay Element	Action
Base Salary
•    Each of the five NEOs employed throughout 2018 received an increase in annual base salary from 2017, effective March 1, 2018, as follows: Mr. Schram - 3.0%, Mr. Bush - 2.3%, Mr. McRoberts - 2.8%, Mr. Filby - 1.9% and Ms. Loosbrock - 6.2%. These increases were based on Peer Group and market data, performance, experience in the position and scope of responsibilities

2018 AIP Opportunities
•    Mr. Schram's target AIP opportunity remained at 130% of base salary
•    The target AIP for 2018, expressed as a percentage of base salary earned, was increased for Mr. Filby from 50% to 65%, and was unchanged for the other NEOs

LTIP
•    For all NEOs, 2018 LTIP opportunities were targeted at or near the market median data. Mr. Schram took 2017 individual performance and the Peer Group and market data into account in making his recommendations for the other NEOs

Annual Cash Incentive Compensation
Overview
Our AIP awards achievement of specified financial performance goals that we consider to be important contributors to shareholder value. These goals are consistent with our AOP, and they are established at or prior to the beginning of each year. For 2018, the target value was stated as a percent of base salary and, for the NEOs, was based on the market median of target annual incentive awards for comparable positions published in broad-based surveys and for the Peer Group. Deviations from the median can be the result of experience in the position, individual performance exceeding or falling short of expectations, or the individual's scope of responsibilities. Bonuses earned may exceed the target amount if performance goals are exceeded, and are less than the target amount if the performance goals are not fully attained, with no bonus payouts if our financial performance is below minimum thresholds. The committee annually reviews the proportionate share of revenue and operating income used to reward employee performance through our incentive plans.
In 2018, the AIP consisted of three components. The first two components were based on our performance against adjusted revenue and adjusted operating income goals from our AOP (AOP Factors). The third component consisted of a group of factors (Enterprise Factors) developed to assess our progress in transforming our business, consistent with our strategic growth initiatives. Plan participants with specific business segment responsibilities had a portion of their bonus opportunities tied to the segment's financial results, as well as consolidated results.
In order to promote stock ownership by the NEOs and other participants, and to further align their interests with those of our shareholders, participants may choose to receive up to 100 percent of their AIP payout in restricted stock units, in which case we will provide a 50 percent match in the form of RSUs on the amounts elected to be deferred. The RSUs vest on the second anniversary of the date of the grant. We believe the 50 percent match and two-year vesting period encourages employee stock ownership and employee retention. In 2018, Messrs. Bush and McRoberts and Ms. Loosbrock elected to receive a portion of their respective AIP payouts in deferred restricted stock units, and these deferrals are noted in the Summary Compensation Table below.
Annual Operating Plan Goals
The Compensation Committee established goals against the AOP Factors. We set challenging goals that are attainable only as a result of exceptional performance in order to drive the achievement of our short- and long-term objectives. Our target revenue and operating income were increased for the 2018 plan year to incent continued growth in 2018. In addition, the threshold payout levels for 2018 were set to be approximately equal to the adjusted revenue and slightly below the adjusted operating income we achieved in 2017. The following table illustrates the 2018 threshold and maximum performance levels compared to targets for AOP Factors, as well as the corresponding payout percentages (versus the target award opportunity) at each level of performance.

Performance Level	Adjusted Operating Income	Adjusted Revenue	Percent of Target (%)
Maximum	106.4% of AOP & above	103.3% of AOP & above	200%
Target	AOP	AOP	100%
Threshold	92.8% of AOP	92.6% of AOP	50%
Below Threshold	—	—	0%
Section 162(m) of the Internal Revenue Code (Section 162(m)) limits the deductibility of compensation paid to certain executive officers. Prior to the passage of the Tax Cuts and Jobs Act in December 2017, compensation that qualified as performance-based compensation under Section 162(m) was exempt from this limit. In order to maximize the possibility that payments to executive officers under the AIP qualified as performance-based compensation for purposes of Section 162(m), a bonus pool based on the amount of net income (if any) generated by us during 2018 was established by the committee prior to the beginning of the year, along with the maximum payments that could be allocated to each executive subject to Section 162(m). Payments made to these executive officers were based on the performance criteria applicable to other participants under the AIP, and all such payments were less than the maximum amounts allocated to them under the Section 162(m) bonus pool.
Enterprise Goals
As indicated above for 2018, the Compensation Committee included enterprise factors as a component of performance to be measured in assessing payments to be made under the AIP. These factors ensured that the committee considered a group of quantitative and qualitative indicators intended to assess our progress toward various strategic initiatives. In 2018, we utilized three equally weighted categories of enterprise factors:

•	execute key enterprise strategic opportunities;

•	continue to improve talent management effectiveness; and

•	strengthen business processes in support of revenue growth transformation.
2018 Outcomes Against Goals
For the AOP financial measures, our consolidated performance in 2018 fell slightly short of the target performance levels for both adjusted operating income and adjusted revenue. After assessing our performance in the aggregate on the various metrics established for the enterprise factors, the committee determined that participants should be awarded a payout of 115 percent of target.

Measures (Dollars in Millions)	SBS Target ($)	FS Target ($)	Enterprise Target ($)	SBS Actual ($)	FS Actual ($)	Enterprise Actual ($)	Enterprise Weighting (%)	Enterprise Payout (% of target)
Adjusted revenue[1]	1,342.5	718.7	2,120.0	1,285.4	641.8	2,054.6	45%	89.0%
Adjusted operating income[1]	431.6	163.8	390.1	379.4	131.2	369.1	35%	63.0%
Enterprise factors / initiatives	—	—	—	—	—	—	20%	115.0%
Blended payout percentage	—	—	—	77.9%	42.6%	—	—	85.0%
(1)Adjusted revenue and adjusted operating income are non-GAAP financial measures. These measures should be considered supplements to, and not substitutes for, the most directly comparable GAAP financial measures. For a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP counterpart, see Annex A.
All NEOs besides Messrs. Filby and McRoberts have 100% of their annual incentive opportunity based on enterprise performance, which is our consolidated performance. Mr. Filby led our FS business unit, and Mr. McRoberts leads our SBS business unit. As a result, they each had a portion of their annual incentive opportunity tied to business unit performance, as indicated above. For both NEOs, 30% of the annual incentive opportunity was based on business unit adjusted revenue results, 20% was based on adjusted operating income results for the business unit, and 50% was based on enterprise performance. The resulting blended payout percentages for 2018 are shown in the table above. The amounts earned by all NEOs under the AIP for 2018 are included in the Summary Compensation Table appearing later in this Proxy Statement.
Long-Term Equity Incentive Compensation
Overview
We believe our LTIP design properly balances and achieves several critical objectives for our executive compensation program, including:

•	supporting and rewarding the achievement of our long-term business strategy and objectives;

•	encouraging decisions and behavior intended to increase shareholder value;

•	reinforcing the pay-for-performance orientation of the overall executive compensation program;

•	enabling us to attract and retain high-quality key executive talent by providing competitive incentive and total compensation opportunities; and

•	promoting share ownership and facilitating achievement of the stock ownership guidelines.
We provide our NEOs with equity awards that are directly linked to the value provided to our shareholders. LTIP compensation for our executives, including NEOs, generally is set at or near the median of long-term compensation paid to executives of companies of similar size and in similar positions using the data gathered from compensation surveys and the Peer Group.
Deviations from the median can be the result of experience in the position, individual performance exceeding or falling short of expectations, or the individual's scope of responsibilities.

Grant Type	Purpose	Weighting	Performance Metrics	Vesting
PSUs	Contain an "at risk" component to incent achievement of our performance goals, with maximum and minimum parameters designed to balance objectives of incenting performance in a way that enhances shareholder value and the retention of valuable executives	45%	50% of PSUs - adjusted MOS organic revenue growth	three-year cliff
			50% of PSUs - three-year relative TSR compared to averages for Peer Group
Restricted Stock	Provides motivation and retentive value through three-year ratable vesting schedules	30%	N/A	three-year ratable
Stock Options	Contain an "at risk" component to incent achievement of our performance goals that enhance shareholder value	25%	N/A	three-year ratable
Adjusted MOS organic revenue growth and relative TSR are measured over a cumulative three-year performance period. MOS is a category of products and services considered, in the aggregate, to be higher growth than our other offerings; therefore, we believe MOS organic revenue growth is an important indicator of our ability to achieve our long-term growth initiatives. In calculating adjusted MOS organic revenue growth to determine payouts under the PSUs, we will exclude the impact of certain items that we believe are non-indicative of ongoing operations. To earn any payout under the PSUs, our organization must make significant progress in each year of the three-year performance period. Historically, if targets are attained, the PSUs have been converted to shares. However, the PSU award agreements allow our board the discretion to pay out any earned amounts in cash or stock.
For 2018, the PSU payout amount under the LTIP could vary from 0 percent to 200 percent of the target award value, depending upon the performance level achieved for the three-year period ending December 31, 2020. No PSU will be paid out unless minimum performance thresholds are met for the three-year period. Restricted stock awards have a three-year vesting period, with one-third vesting on each anniversary of the grant date. These awards are intended to further align the interests of the recipients with those of our shareholders, while promoting executive retention.
The stock options granted to our NEOs and other LTIP participants vest in equal one-third increments on each of the first three anniversaries of the grant date. In calculating the number of stock options required to deliver the targeted award value, we use the Black-Scholes valuation methodology based on a single-day pricing method, which is based on the closing price of our common stock on the day of the grant. All LTIP awards to the NEOs and other recipients are granted on the same annual date, except for awards made in conjunction with an individual's promotion or hire date, or as necessary to facilitate retention of key employees.
2018 Long-Term Incentive Awards
The Compensation Committee approved LTIP awards to the NEOs on February 21, 2018. The following table details the target grant value used by the committee to determine the number of options, PSUs and shares of restricted stock awarded, which are disclosed in the "Grants of Plan-Based Awards" table on page 38. The actual value of equity awards that may be realized by the NEOs will depend on their continued service and our future stock price performance.
FEBRUARY 2018 TARGET GRANT VALUE FOR EQUITY AWARDS

Name	Target Grant Value ($)	Options Granted (#)	Target PSUs Granted (#)	Shares of Restricted Stock Granted (#)
Lee J. Schram	4,250,000	81,480	26,123	17,416
Keith A. Bush	1,000,000	19,172	6,147	4,098
Malcolm J. McRoberts	800,000	15,337	4,917	3,278
John D. Filby	625,000	11,982	3,842	2,561
Julie M. Loosbrock	325,000	6,231	1,998	1,332
2016-2018 PSU Award Payouts
Our 2016 PSU awards used equally weighted performance metrics of (a) MOS revenue and adjusted operating margins and (b) relative TSR. For purposes of determining payouts under these PSUs, our 2018 MOS revenue was $840 million, and our 2018 adjusted operating income margin was 18.7%, which included adjustments related to restructuring and integration costs, litigation costs, transaction costs, CEO transition costs, asset impairment charges, loss on debt retirement, and variances for foreign currency exchange rates. See Annex A for a reconciliation of the adjusted revenue and adjusted operating income amounts to our GAAP reported financial results for fiscal year 2018 for our 2016 LTIP awards. The payouts for or 2016 PSUs are more fully illustrated in the tables below.
Marketing and Other Services Revenue Payout

	Threshold	Target	Maximum
MOS Revenue Range	$750 - 834 million	>$834 - 884 million	>$884 million
Payout range - adjusted operating margin > 20%	75 - 100%	>100 - 150%	>150 - 200%
Payout range - adjusted operating margin of 18% - 20%	50 - 90%	>90 - 125%	>125 - 175%
Payout range - adjusted operating margin of < 18%	33 - 75%	>75 - 100%	>100 - 150%
2018 adjusted operating margin: 18.7%		2018 MOS Revenue: $840 million
Actual MOS Revenue Payout %		125%
(1)Adjusted operating margin is a non-GAAP financial measures. This measure should be considered a supplement to, and not a substitute for, the most directly comparable GAAP financial measure. For a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP counterpart, see Annex A.
TSR Performance vs Peer Group

TSR Performance Period: December 31, 2015 - December 31, 2018
Deluxe TSR Ranking in Peer Group	<25 Peer Group Percentile	25 - 50 Peer Group Percentile	>50 - 75 Peer Group Percentile	>75 - <100 Peer Group Percentile	Ranked 1st 100 Peer Group Percentile
Relative TSR Performance	<25th percentile
Payout Range[1]	0%	25 - 100%	>100 - 150%	>150 - <200%	200%
Actual TSR Payout %	0%
(1)The terms of the performance share awards provide that an actual TSR falling within one of the peer group percentile ranges will result in an actual payout of an amount within the payout range as determined by the committee.
The MOS revenue range equated to a payout of 125%, and the TSR performance equated to a payout of zero. Accordingly, in January 2019, the committee awarded to each participant, including our NEOs, shares of stock at 125% of the targeted award for the 2016 MOS Revenue PSUs.  The 2016 TSR PSUs did not receive a payout.
Retirement and Other Benefits
Our NEOs are eligible to participate in the same qualified broad-based retirement plans that are available to most U.S. employees. The program consists of a 401(k) plan and an annual profit-sharing plan (profit-sharing contributions, if any, are based on our financial performance). Our retirement plans are regularly compared with retirement programs of companies that are in businesses similar to ours and/or are located in geographic areas from which we typically recruit talent to help ensure that we remain competitive in the market. The incremental value of benefits provided to our NEOs under this program is included in the All Other Compensation column of the Summary Compensation Table. We provide our NEOs with benefits available to other eligible U.S. salaried employees. These benefits include medical, dental, life and disability insurance, as well as the qualified retirement savings plan (the 401(k) Plan) that includes a company match of the employee's pre-tax and after-tax contributions.
Our NEOs and certain other executives are eligible to participate in our tax-deferred compensation plans. The Deluxe Corporation Deferred Compensation Plan is intended to promote executive retention by providing a long-term savings opportunity on a tax-efficient basis. Under this plan, which complies with the requirements of Section 409A of the Internal Revenue Code of 1986 (Section 409A), NEOs and other key employees may choose to defer up to 100 percent of their base salary (less applicable deductions) and up to 50 percent of any AIP payout into multiple investment options. This plan also contains a provision that restores benefits lost under the defined contribution retirement plan and the annual profit-sharing plan due to Internal Revenue Code limits. Contributions for the NEOs under this provision for 2018 are reflected in the All Other Compensation column of the Summary Compensation Table. The investment options are similar to the investment options available to employees in our broad-based retirement plans. The majority of payouts from this plan commence following termination of employment, based on elections made by the participants in accordance with, and subject to, any delays in payment that otherwise might be required by Section 409A.

Personal Choice Program
All of our NEOs, with the exception of our CEO, participate in the executive officer Personal Choice Program. The Personal Choice Program provides a fixed cash payment to executive officers in lieu of perquisites, other than an annual executive physical. The quarterly cash payment of $7,500 for senior vice presidents and $5,000 for vice presidents who are executive officers is intended to cover personal expenses typically incurred by executives as a result of their positions (such as financial and tax planning, vehicle mileage, etc.). The quarterly payments under this program are not grossed-up for income taxes. As with the other compensation components, this program is assessed against market data regarding perquisite programs on an annual basis. We chose this program structure because it is more flexible for the executive officers, less administratively burdensome and less costly.
Compensation Design Process
Role of the Compensation Committee and Management in Determining Executive Compensation
The Compensation Committee reviews and makes decisions about executive policies and plans, including the amount of base salary, cash bonus and long-term incentive awarded to our NEOs. Our CEO and other executives may assist the committee in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and clarification regarding job duties and performance. The committee also considers recommendations from its compensation consultant and competitive data and makes decisions, as it deems appropriate, on executive compensation based on its assessment of individual performance and achievement of goals both by the individual and our company.
The CEO's performance is reviewed by the committee, with input from the other non-employee members of the board. The CEO annually reviews the performance of each other executive officer who reports to him, including the NEOs. The recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the committee for approval. Members of management play various additional roles in this process, as follows:

•
The CEO makes recommendations to the committee regarding executive salary merit increases and compensation packages for the executive officers (other than himself) based on market-based compensation information obtained from the external compensation consultant and his evaluation of the performance of the executives against their goals.

•	Management provides the committee with details of the operation of our various compensation plans, including the design of performance measures for our AIP and the design of our LTIP.

•
The CEO and CFO provide information and analysis and make a recommendation to the committee relevant to the process of establishing performance targets for our AIP, as well as any other performance-based awards, and present information regarding the attainment of corporate financial goals for the preceding year.

•
The Chief Administrative Officer, Senior Vice President and General Counsel attends meetings of the committee to provide input on legal issues, respond to questions about corporate governance and review and approve the preparation of minutes.

The committee considers these recommendations and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations it deems appropriate. Although members of our management team participate in the executive compensation process, the committee also meets regularly in executive session without any members of the management team present. The committee makes the final determination of the executive compensation package provided to each of our NEOs.
Compensation Consultant Services and Independence
The Compensation Committee has the authority to engage independent advisors to assist it in fulfilling its responsibilities. The committee has retained FW Cook, a national executive compensation consulting firm, to provide advice with respect to compensation for our NEOs and other officers. FW Cook performs services solely on behalf of the committee and does not provide any other services to us. Management had no separate relationship with FW Cook. Pursuant to SEC rules, the committee assessed the independence of FW Cook, including based on information provided by FW Cook, and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the committee.
FW Cook performed the following services for the committee in 2018: reviewed market benchmarking data and prepared market data for the CEO position and all other NEO positions; reviewed tally sheets; assessed incentive risk and proxy disclosure; and reviewed regulatory and governance guidance and pay-for-performance updates. FW Cook assisted the committee in determining appropriate levels of compensation for the CEO and other executive officers. The firm attended all committee meetings upon invitation and participated in executive sessions without management present.
Management of Compensation-Related Risk
In establishing and reviewing our executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. We have a robust process of evaluating our compensation plans, programs and practices, which includes a risk analysis of 17 different compensation design features. This evaluation occurs annually and is reviewed by FW Cook and provided to the committee for review. The committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. All plans were deemed to have substantial risk mitigators which, in most material incentive plans, include the following: a balanced mix of fixed and variable pay and short- and long-term incentives; use of multiple performance measures; a portfolio of long-term equity incentives, including time-based and performance-based measures; caps, discretion in payment, oversight by non-plan participants and significant stock ownership guidelines; pre-approval requirements for executive stock transactions; and the existence of policies prohibiting stock hedging and pledging and requiring executive incentive compensation recoupment in specified circumstances.
The committee has also reviewed our overall enterprise risks and how compensation programs for employees generally impacted individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with compensation programs and practices, including, but not limited to, regular business reviews, alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations, review of enterprise risk management by the board as part of the annual strategy and budget reviews, and other appropriate internal controls. The committee concluded that our compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on our results or operations.
Equity Award Grant Practices
We have a policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will be made on specified dates. The Compensation Committee reviews and approves annual equity-based awards, including those made to senior executives who are reporting officers under Section 16 of the Exchange Act, in the first calendar quarter of each year (near the time of their annual performance reviews). We generally schedule board and committee meetings at least a year in advance and, as noted above, make annual equity awards to our NEOs around the same time every year. We do not time our equity awards to take advantage of market conditions or the release of earnings or other major announcements by us.
Stock Ownership Guidelines for Executive Officers
The committee has established stock ownership guidelines for executive officers which prohibit them from selling stock unless a minimum level of ownership is achieved. The committee annually reviews each executive officer's progress toward attaining his or her ownership target. The 2018 target for the CEO is five times annual base salary and for all other current NEOs is two and one half times annual base salary. The guidelines call for the targeted level of ownership to be achieved within five years of the date the individual becomes subject to the target. For purposes of calculating an executive officer's stock ownership under these guidelines, stock options are not included. While restricted stock and RSUs convertible into shares are included, only 60 percent of their value is counted toward the ownership target prior to vesting. Our rationale is that approximately 40 percent of such shares or units will be withheld or surrendered by the executive upon vesting to cover taxes. As a result of the drop in our stock price, some of our NEOs fell slightly below the ownership guidelines during 2018 and will, therefore, be unable to sell stock until the requisite ownership level is again achieved. Others of our NEOs are newly subject to the guidelines, and the committee has no reason to believe that the target will not be reached by the applicable deadline.
In addition to the stock ownership guidelines, executive officers are subject to share retention and holding period requirements. Under this policy, individuals who have not achieved their ownership targets must retain 100 percent of their net shares (i.e., shares remaining after exercise costs and applicable taxes are covered) upon the exercise of stock options and the vesting of other equity awards and are required to hold the shares until their individual ownership targets are met.

Prohibitions on Pledging and Hedging Company Stock
We also maintain policies prohibiting directors and executive officers from pledging our stock and from engaging in any transactions intended to hedge the economic risk of ownership in our stock. These policies prohibit executive officers and directors from directly or indirectly (i) purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of our stock (including, but not limited to, prepaid forward contracts, short sales, equity swaps or collars), or (ii) pledging, hypothecating, or otherwise encumbering shares of our stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account where such shares are used as collateral for a loan.
Policies on Claw-back of Incentive Compensation
For many years we have included claw-back provisions in our equity agreements, which can be triggered for a broad range of misconduct by the award recipient. Our claw-back policy also permits the recoupment of annual bonus payments and other incentive award payouts, including awards under the AIP and the LTIP, granted to officers who are subject to Section 16 of the Exchange Act, where misconduct by the individual contributes to a restatement of our financial statements. We continue to monitor all legislative updates and will amend our claw-back policies and provisions in our equity agreements to adhere to regulatory requirements if necessary.
Consideration of Certain Tax Effects
Section 162(m), as in effect prior to the enactment of the Tax Cuts and Jobs Act (the Tax Act) in December 2017, generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each "covered employee," consisting of the CEO and the three other highest paid executive officers employed at the end of the year (other than the CFO). Performance-based compensation was exempt from this deduction limitation if we met specified requirements set forth in the Internal Revenue Code and applicable Treasury Regulations.
The Tax Act retained the $1 million deduction limit, but repealed the performance-based compensation exemption from the deduction limit and expanded the definition of "covered employees," effective for taxable years beginning after December 31, 2017. "Covered employees" will now also include any person who served as CEO or CFO at any time during a taxable year, as well as any person who was ever identified as a covered employee in 2017 or any subsequent year. Consequently, compensation paid in 2018 and later years to our NEOs in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.
The committee intends to continue to comply with the requirements of Section 162(m) as it existed prior to enactment of the Tax Act with respect to performance-based compensation in excess of $1 million payable under outstanding awards (including option awards) granted before November 2, 2017 under our AIP and our 2017 LTIP, in order for them to qualify for the transitional relief. However, no assurance can be given that the compensation associated with these awards will qualify for the transitional relief, due to ambiguities and uncertainties as to the application and interpretation of newly revised Section 162(m) and the requirements for the transitional relief.
The committee continues to believe that shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards were non-deductible in the past, and these and other types of awards are expected to be non-deductible in the future.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Deluxe Corporation's Annual Report on Form 10-K for the year ended December 31, 2018.
MEMBERS OF THE COMPENSATION COMMITTEE
Thomas J. Reddin, Chair
Ronald C. Baldwin
Cheryl E. Mayberry McKissack
Martyn R. Redgrave
Victoria A. Treyger

COMPENSATION TABLES
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	All Other Compensation[4] ($)	Total ($)

Barry C. McCarthy[5] President and Chief Executive Officer	2018	92,045	1,150,000	[6]	3,999,993	2,000,003	110,455	—	7,352,496
Lee J. Schram[7] Former Chief Executive Officer	2018	999,166	—		3,225,759	1,062,499	1,102,520	25,685	6,415,629
	2017	967,500	—		3,901,272	999,999	588,256	21,462	6,478,489
	2016	925,833	—		2,295,332	1,165,500	1,083,745	21,287	5,491,697
Keith A. Bush Senior Vice President, Chief Financial Officer	2018	484,166	—		1,020,972	250,003	174,715	39,625	1,969,481
	2017	357,899	—		754,729	249,997	284,562	22,500	1,669,687

Malcolm J. McRoberts Senior Vice President, Small Business Services	2018	477,833	—		732,756	199,994	195,460	39,625	1,645,668
	2017	467,000	—		547,216	181,248	311,779	39,450	1,546,693
	2016	465,167	—		534,178	241,421	91,606	39,275	1,371,647
John D. Filby Senior Vice President, Financial Services	2018	478,500	—		474,392	156,245	132,410	55,683	1,297,230
	2017	471,000	—		471,740	156,255	220,324	39,450	1,358,769
	2016	471,000	—		380,393	193,139	235,870	39,275	1,319,677
Julie M. Loosbrock Senior Vice President, Human Resources	2018	341,666	—		355,436	81,252	72,535	39,625	890,514

(1) The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock during the fiscal years ended December 31, 2018, 2017 and 2016. Assumptions used in the calculation of these amounts are included in Note 12 to our Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs. Stock awards included in this column are comprised of awards from two sources: deferred restricted stock units (RSUs) received in lieu of cash under the AIP, and restricted stock and PSUs received under the LTIP.
For Mr. McCarthy, this table includes the value of stock options and RSUs that he received to replace the value of equity he forfeited from his prior employer. Mr McCarthy received stock options with a grant date fair value of $2 million and RSUs with a grant date fair value of $4 million. Both grants vest as to 20% of the shares on the first anniversary of the grant date and as to 40% of the shares on each of the second and third anniversaries of the grant date.
As described in the CD&A section of this Proxy Statement, recipients of awards under the AIP may elect to receive all or a portion of their annual incentive compensation in the form of deferred RSUs. If an election is made to receive deferred RSUs in lieu of cash, the amount of the cash foregone is increased at a match rate established by the Compensation Committee in determining the number of units awarded. The following table includes the deferred RSUs received by the NEOs:

Name	AIP Match Rate	Plan Year	Grant Date	Grant Price ($)	Units Granted in Lieu of Cash Plus Match (#)	Value at Grant ($)
Lee J. Schram	50%	2017	1/19/2018	77.36	11,406	882,368
Keith A. Bush	50%	2018	1/22/2019	43.28	6,052	261,931
Malcolm J. McRoberts	50%	2018	1/22/2019	43.28	2,902	125,599
	50%	2016	1/24/2017	73.63	798	58,757
Julie M. Loosbrock	50%	2018	1/22/2019	43.28	2,512	108,719

The portion of each executive's AIP compensation paid in cash is included in the "Non-Equity Incentive Plan Compensation" column. The estimated possible threshold, target, and maximum values for the 2018 AIP, including the 50 percent match based on the individual elections made by each NEO prior to the start of the plan period, are listed in the Grants of Plan-Based Awards Table.
The value of the PSUs included in this column for 2018, assuming threshold, target and maximum performance, are as follows:

Name	Threshold ($)	Target ($)	Maximum ($)
Lee J. Schram	765,000	1,912,500	3,825,000
Keith A. Bush	180,000	450,000	900,000
Malcolm J. McRoberts	144,000	360,000	720,000
John D. Filby	112,500	281,250	562,500
Julie M. Loosbrock	58,500	146,250	292,500

For more information regarding the 2018 grants of restricted stock and PSUs, refer to the Grants of Plan-Based Awards Table.
(2)The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock options during the fiscal year ended December 31, 2018, 2017, and 2016. Assumptions used in the calculation of these amounts are included in Note 10 to our Consolidated Financial Statements in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2018, 2017 and 2016, as applicable. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs. For more information regarding the 2018 grants of non-qualified stock options, refer to the Grants of Plan-Based Awards Table.
(3)Amounts listed in this column reflect cash amounts paid to the NEOs under the AIP.
(4)The 2018 amounts listed in this column are described in the All Other Compensation table and its accompanying footnotes.
(5)Mr. McCarthy was hired as President and CEO on November 26, 2018 with an annualized salary of $900,000.
(6)Mr. McCarthy received a signing bonus in the amount of $1,150,000.
(7)Mr. Schram resigned as CEO on November 25, 2018.
2018 ALL OTHER COMPENSATION TABLE

Name	Perquisites and Other Personal Benefits ($)[1]	Tax Reimbursements ($)[2]	Company Contributions to Defined Contribution Plans ($)	Total ($)
Barry C. McCarthy	—	—	—	—
Lee J. Schram	16,060	—	9,625	25,685
Keith A. Bush	30,000	—	9,625	39,625
Malcolm J. McRoberts	30,000	—	9,625	39,625
John D. Filby	30,000	16,058	9,625	55,683
Julie M. Loosbrock	30,000	—	9,625	39,625
(1)Amount for Mr. Schram reflects the premiums paid by us for supplemental long-term disability insurance policy to provide him with coverage equal to approximately two-thirds of his base salary in the event of a disability meeting the requirements of the policy. Amounts for all other NEOs reflect a $30,000 Personal Choice Program cash allowance. There is no tax gross-up for the supplemental coverage or the Personal Choice Program.
(2)Mr. Filby's tax reimbursement relates to a tax gross-up for reimbursed travel expenses.

GRANTS OF PLAN-BASED AWARDS

Executive Name	Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock[2]	All Other Option Awards: Number of Securities Underlying Options[3]	Exercise or Base Price of Option Awards[4]	Grant Date Fair Value of Stock and Option Awards[5]
Grant Date		Threshold	Target	Max	Threshold	Target	Max
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)	($)
Barry C. McCarthy
11/26/2018	Restricted Stock							81,766			3,999,993
11/26/2018	Options								235,018	48.92	2,000,003
	AIP Cash[6,7]	110,455	110,455	220,910
Lee J. Schram
2/21/2018	Restricted Stock							17,416			1,275,025
2/21/2018	Options								81,480	73.21	1,062,499
2/21/2018	PSU MOS				4,310	13,062	26,124				956,269
2/21/2018	PSU TSR				3,265	13,061	26,122				994,465
	AIP Cash[6]	649,458	1,298,916	2,597,832
Keith A. Bush
2/21/2018	Restricted Stock							4,098			300,015
2/21/2018	Options								19,172	73.21	250,003
2/21/2018	PSU MOS				1,014	3,074	6,148				225,048
2/21/2018	PSU TSR				768	3,073	6,146				233,978
	AIP Cash[6]	102,886	205,771	411,542	154,329	308,657	617,314
1/22/2019	AIP Def RSUs[8]							6,052			261,931
Malcolm J. McRoberts
2/21/2018	Restricted Stock							3,278			239,982
2/21/2018	Options								15,337	73.21	199,994
2/21/2018	PSU MOS				811	2,459	4,918				180,023
2/21/2008	PSU TSR				614	2,458	4,916				187,152
	AIP Cash[6]	125,432	250,863	501,726	80,635	161,269	322,538
1/22/2019	AIP Def RSUs[8]							2,902			125,599
John D. Filby
2/21/2018	Restricted Stock							2,561			187,491
2/21/2018	Options								11,982	73.21	156,245
2/21/2018	PSU MOS				633	1,921	3,842				140,636
2/21/2018	PSU TSR				480	1,921	3,842				146,265
	AIP Cash[6]	155,513	311,025	622,050
Julie M. Loosbrock
2/21/2018	Restricted Stock							1,332			97,516
2/21/2018	Options								6,231	73.21	81,252
2/21/2018	PSU MOS				329	999	1,998				73,137
2/21/2018	PSU TSR				249	999	1,998				76,064
	AIP Cash[6]	42,709	85,417	170,834	64,063	128,125	256,250
1/22/2019	AIP Def RSUs[8]							2,512			108,719

(1)The amounts listed in the designated rows for each NEO derive from the PSUs granted under our LTIP, as further explained below. PSUs awarded as part of our LTIP (shown in the table as PSU MOS and PSU TSR) are subject to performance conditions during the period January 1, 2018 through December 31, 2020 and vest, if at all, upon satisfaction of the conditions and subsequent approval of the Compensation Committee. The number of PSUs granted at each level was determined based upon the $73.21 per share closing price of our common stock on the grant date. Table values of the relative TSR-based PSUs are based on a Monte Carlo simulation value of $76.14 per share. Table values of MOS-based PSUs are based on the probable outcome of the MOS performance metric, which is assumed to result in a payout of the target number of shares, with the shares valued at $73.21, the closing price of our stock on the date of grant. Assuming that the MOS-based PSUs are awarded at the maximum level, the value of those awards would be: Mr. Schram ($3,824,930); Mr. Bush ($900,044); Mr. McRoberts ($720,094); Mr. Filby ($562,546); and Ms. Loosbrock ($295,547)
(2)Reflects grants of restricted stock. For all NEOs other than Mr. McCarthy, restricted stock vests one-third each year over three years, on the first, second and third anniversaries of the grant date. Mr. McCarthy's restricted stock vests as to 20% of the shares on the first anniversary of the grant date and as to 40% of the shares on each of the second and third anniversaries of the grant date. For more information, refer to the "Long-Term Equity Incentive Compensation" section in CD&A.

(3)This column includes stock options awarded as part of our LTIP. Stock options have seven-year terms and vest in equal increments on each of the first first, second and third anniversaries of the grant date. The exercise price of all options is the closing price of our common stock on the grant date. For more information, refer to the "Long-Term Equity Incentive Compensation" section in CD&A.
(4)The exercise price of all stock options is the closing price on the date of grant.
(5)The grant date fair value of the options is based on the stock price at the time of grant multiplied by the Black-Scholes value on February 21, 2018 and was 17.8 percent, or approximately $13.04 per option. For Mr. McCarthy's option grant, the Black-Scholes value on November 26, 2018 was 17.4 percent, or approximately $8.51 per option. Dollar values represent the accounting grant date fair value of PSUs, RSUs and, if applicable, stock options under ASC Topic 718. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs.
(6)The amounts listed in the designated row for each NEO reflect the estimated future cash payouts under the AIP for 2018 at the time the performance targets were established, based on each NEO's advance election to receive any such payouts in cash (i.e., non-equity), RSUs (i.e., equity), or a combination of the two. The actual payouts under the AIP for 2018 are reflected in the Summary Compensation Table, and a more complete explanation of the AIP appears in the CD&A portion of this Proxy Statement.
(7)In accordance with Mr. McCarthy's employment agreement, the AIP bonus for 2018 was a minimum of 100% of target, pro-rated for the portion of the 2018 fiscal year during which Mr. McCarthy was employed.
(8)The amounts listed are displayed in dollars and reflect the estimated equity payout under the AIP for 2018 based on the executive's election to receive all, or a portion, of a payout in RSUs, which includes the 50% match provided on portions of the AIP payout elected to be received by the executive in the form of RSUs. Although the grant date is in January 2019, the amount of the grant is based on the NEO's 2018 AIP payout. The number of RSUs granted was determined using the $43.28 per share closing price of our common stock on the grant date. These RSUs vest on the second anniversary of the grant date. In the event an executive's employment is terminated for reasons other than cause prior to the expiration of the restriction period, the executive would receive the base amount allocated to RSUs prior to the 50% match (Base Amount). If the NEO resigns or is terminated for cause prior to expiration of the restriction period, the NEO would receive the lesser of the Base Amount or the then current value of the units originally attributable to the Base Amount.
For more information on the awards described in the Grants of Plan-Based Awards Table, refer to the "Long-Term Equity Incentive Compensation" section in the CD&A.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested [1] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested [1] ($)
Barry C. McCarthy		235,018 [2]	48.92	11/26/2025	81,766 [6]	3,143,085

Lee J. Schram	64,162	—	67.08	2/12/2022	21,464 [7]	825,076	3,552 [13]	136,539
	84,825	42,413 [3]	54.30	2/17/2023	10,581 [8]	406,734	2,691 [14]	103,442
	25,900	51,800 [4]	75.61	2/23/2024	11,406 [9]	438,447	3,928 [15]	150,992
	—	81,480 [5]	73.21	2/21/2025	17,416 [10]	669,471	2,976 [16]	114,397
							4,310 [17]	165,676
							3,265 [18]	125,507
Keith A. Bush	6,892	13,786 [4]	72.17	3/31/2024	2,772 [11]	106,556	1,029 [19]	39,555
	—	19,172 [5]	73.21	2/21/2025	4,098 [10]	157,527	779 [20]	29,945
					6,052 [12]	232,639	1,014 [17]	38,978
							768 [18]	29,522
John D. Filby	—	7,029 [3]	54.30	2/17/2023	3,557 [7]	136,731	589 [13]	22,641
	4,047	8,094 [4]	75.61	2/23/2024	1,654 [8]	63,580	446 [14]	17,144
	—	11,982 [5]	73.21	2/21/2025	2,561 [10]	98,445	614 [15]	23,602
							465 [16]	17,875
							633 [17]	24,333
							480 [18]	18,451
Malcolm J. McRoberts	12,372	—	50.32	2/27/2021	4,446 [7]	170,904	736 [13]	28,292
	12,832	—	67.08	2/12/2022	798 [13]	30,675	557 [14]	21,411
	17,570	8,786 [3]	54.30	2/17/2023	1,918 [8]	73,728	712 [15]	27,369
	4,694	9,389 [4]	75.61	2/23/2024	3,278 [10]	126,006	539 [16]	20,719
	—	15,337 [5]	73.21	2/21/2025	2,902 [12]	111,553	811 [17]	31,175
							614 [18]	23,602
Julie M. Loosbrock	1,604	—	67.08	2/12/2022	1,686 [7]	64,810	71 [13]	2,729
	—	3,333 [3]	54.30	2/17/2023	298 [13]	11,455	54 [14]	2,076
	1,942	3,886 [4]	75.61	2/23/2024	794 [8]	30,521	98 [15]	3,767
	—	6,231 [5]	73.21	2/21/2025	732 [9]	28,138	74 [16]	2,845
					1,332 [10]	51,202	329 [17]	12,647
					2,512 [12]	96,561	249 [18]	9,572

(1)Based on the $38.44 per share closing price of our common stock on December 31, 2018.
(2)Unvested portion of stock options granted on November 26, 2018, which vest 20% on November 26, 2019, 40% on November 26, 2020 and 40% on November 26, 2021.
(3)Unvested portion of stock options granted on February 17, 2016, which vested on February 17, 2019. In Mr. Filby's case, these options vested on a pro-rated basis based on the number of days elapsed between the grant date and January 24, 2019, his last day of employment.
(4)Unvested portion of stock options granted on February 23, 2017, 50% of which vested on February 23, 2019, and the remainder of which will vest on February 23, 2020. In Mr. Filby's case, these options vested on a pro-rated basis based on the number of days elapsed between the grant date and January 24, 2019, his last day of employment.
(5)Unvested portion of stock options granted on February 21, 2018, one-third of which vested on February 21, 2019, and one-third of which will vest on each of February 21, 2020 and February 21, 2021. Mr. Filby forfeited these options on January 24, 2019, his last date of employment.
(6)Unvested RSUs granted on November 26, 2018, which vest 20% on November 26, 2019, 40% on November 26, 2020 and 40% on November 26, 2021.

(7)Unvested restricted stock granted on February 17, 2016, which vested on February 17, 2019. In Mr. Filby's case, these shares vested on a pro-rated basis based on the number of days elapsed between the grant date and January 24, 2019, his last day of employment.
(8)Unvested restricted stock granted on February 23, 2017, 50% of which vested on February 23, 2019, and the remainder of which will vest on February 23, 2020. In Mr. Filby's case, these shares vested on a pro-rated basis based on the number of days elapsed between the grant date and January 24, 2019, his last day of employment.
(9)Unvested RSUs granted on January 19, 2018, which will vest on January 19, 2020.
(10)Unvested restricted stock granted on February 21, 2018, one-third of which vested on February 21, 2019, and one-third of which will vest on each of February 21, 2020 and February 21, 2021. In Mr. Filby's case, these shares vested on a pro-rated basis based on the number of days elapsed between the grant date and January 24, 2019, his last day of employment.
(11)Unvested restricted stock granted on March 31, 2017, which will vest in two equal installments on March 31, 2019 and March 31, 2020.
(12)Unvested RSUs granted on January 22, 2019, which will vest on January 22, 2021.
(13)MOS PSUs based upon MOS Revenue threshold of 33% granted on February 17, 2016. The number of PSUs outstanding for Mr. Filby was adjusted on a prorated basis based on the number of days elapsed between the grant date and January 24, 2019, his last day of employment. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in CD&A.
(14)Relative TSR-based PSUs based upon TSR threshold of 25% granted on February 17, 2016. The number of PSUs outstanding for Mr. Filby was adjusted on a prorated basis based on the number of days elapsed between the grant date and January 24, 2019, his last day of employment. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in CD&A.
(15)MOS PSUs based upon MOS Revenue threshold of 33% granted on February 23, 2017. The number of PSUs outstanding for Mr. Filby was adjusted on a prorated basis based on the number of days elapsed between the grant date and January 24, 2019, his last day of employment. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in CD&A.
(16)Relative TSR-based PSUs based upon TSR threshold of 25% granted on February 23, 2017. The number of PSUs outstanding for Mr. Filby was adjusted on a prorated basis based on the number of days elapsed between the grant date and January 24, 2019, his last day of employment. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in CD&A.
(17)MOS PSUs based upon MOS Revenue threshold of 33% granted on February 21, 2018. Mr. Filby forfeited these PSUs on January 24, 2019, his last date of employment. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in CD&A.
(18)Relative TSR-based PSUs based upon TSR threshold of 25% granted on February 21, 2018. Mr. Filby forfeited these PSUs on January 24, 2019, his last date of employment. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in CD&A.
(19)MOS PSUs based upon MOS Revenue threshold of 33% granted on March 31, 2017, Mr. Bush's hire date. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in CD&A.
(20)Relative TSR-based PSUs based upon TSR threshold of 25% granted on March 31, 2017, Mr. Bush's hire date. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in CD&A
2018 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Restricted Stock/RSUs		PSUs
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[3] ($)
Barry C. McCarthy	—	—	—	—	—	—
Lee J. Schram	213,235	7,045,284	20,183	1,453,277	14,115	1,091,936
Keith A. Bush	—	—	1,385	102,504	—	—
Malcolm J. McRoberts	21,900	827,181	6,164	447,189	2,823	218,387
John D. Filby	11,163	159,590	3,705	266,779	2,730	211,193
Julie M. Loosbrock	3,332	66,374	2,252	161,966	1,059	81,924
(1)Value realized equals the closing price of our common stock on the date of exercise, less the exercise price, multiplied by the number of shares exercised.
(2)Value realized equals the closing price of our common stock on the vesting date multiplied by the number of shares vested.
(3)The number of shares earned under the PSUs were determined based upon MOS revenue and TSR over the 2015-2017 performance period and were paid on January 19, 2018. The fair market value on January 19, 2018, was the close price of $77.36. PSUs paid out at 131% for MOS-based PSUs and 58% for TSR-based PSUs.

Non-Qualified Deferred Compensation
Our Deferred Compensation Plan permits eligible employees to defer annually the receipt of up to 100 percent of base salary, and up to 50 percent of annual bonuses. In connection with this plan, we have created a non-qualified grantor trust (commonly known as a Rabbi Trust) through which our obligations under the plan are funded. No assets are set aside for individual participants in the plan, and the trust assets remain subject to the claims of our creditors. Amounts deferred under the plan are payable on the earliest to occur of a change of control of our company, the participant's termination of employment, disability or death, or the date for payment selected by the participant, unless a delay in payments is otherwise required by Section 409A. Deferred amounts are credited with gains and losses based on the performance of deemed investment options (i.e., phantom funds) selected by the participant. We also may make ERISA excess payments and/or contributions of benefit plan equivalents to participants' accounts if IRS limits or the deferrals made by a participant under this plan have the effect of reducing the contributions they otherwise would receive from us under our qualified benefit plans.
NON-QUALIFIED DEFERRED COMPENSATION

	Company Contributions in Last Fiscal Year[1]	Aggregate Earnings in Last Fiscal Year[2]	Aggregate Balance at Last Fiscal Year-End
Name	($)	($)	($)
Barry C. McCarthy	—	—	—
Lee J. Schram	—	(7,890)	150,788
Keith A. Bush	—	—	—
Malcolm J. McRoberts	—	143	8,147
John D. Filby	—	84	4,815
Julie M. Loosbrock	—	(1,251)	22,236
(1)Company contributions in the form of ERISA excess payments and benefit plan equivalents are made after the end of the year to which they relate. Contributions made in 2018 are reflected in this column. No amounts were deferred by the NEOs in 2018.
(2)Amounts represent earnings on contributions and deferrals made in prior years. Participants in this plan allocate their deferrals into phantom funds similar to the funds available under our qualified retirement plans. Amounts reported reflect the performance of these phantom funds.
Severance, Retention and Change of Control Agreements
Severance Arrangements
We have severance arrangements or agreements with each of our NEOs, and Mr. McCarthy's employment agreement contains provisions with respect to severance (collectively, severance arrangements). The severance arrangements are intended to facilitate each executive's attention to the affairs of our business and to recognize each executive's key role within our organization. Receipt of the benefits described below is conditioned upon Mr McCarthy or the NEO entering into a release of certain claims. The NEOs are also required by their severance arrangements to maintain the confidentiality of our confidential information after their termination.
Mr. McCarthy's employment agreement provides that if he is terminated by us without cause or he resigns for good reason, as those terms are defined in his agreement, he will be entitled to receive 12 months of base salary, payable in accordance with our regular payroll cycle over 12 months, and up to 12 additional months of base salary, subject to offset for earned income from other full-time employment, which he must use reasonable efforts to pursue. He will also be entitled to up to 12 months of health coverage premium continuation if he elects coverage and he will be entitled to executive-level outplacement services. In addition, if the termination occurs within the first two years of employment, he will receive an amount equal to his target annual incentive bonus, payable in installments in accordance with our regular payroll cycle over 12 months, and a pro-rated portion of any guaranteed annual incentive bonus.
The severance arrangements with the other NEOs provide that if an NEO is terminated by us without cause or the NEO terminates employment for good reason, as those terms are defined in the NEO's agreement, the NEO will be entitled to receive 12 months of salary payable in accordance with our regular payroll cycle over 12 months, and up to 6 additional months of base salary, subject to offset for earned income from other full-time employment, which the NEO must use reasonable efforts to pursue. The severance arrangements are not effective if the NEO's employment is terminated following a change of control under circumstances that would entitle him or her to receive benefits under any CIC Retention Agreements described below.
Change in Control Arrangements
Mr. McCarthy's employment agreement provides that if he is terminated by us without cause or he resigns for good reason within 24 months following a change in control, he will be entitled to receive two times the sum of his annual base salary plus his target annual incentive bonus, payable in a lump sum. All severance payments are conditioned upon Mr. McCarthy signing a release of claims and otherwise complying with his contractual obligations.
We also maintain change in control retention agreements (CIC Retention Agreement) with each of Mr. McRoberts and Ms. Loosbrock that are designed to ensure that we will receive their continued service in the event of a change of control, by reducing the distraction that could be caused by personal uncertainty about compensation and benefits under those circumstances. Under the CIC Retention Agreements, Mr. McRoberts and Ms. Loosbrock agree to remain employed by us, and we agree to continue to employ them, until the second anniversary following a change in control, as that term is defined in the CIC Retention Agreements. During such two-year period (the Employment Period), each of Mr. McRoberts and Ms. Loosbrock is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by each of them during the 180-day period prior to the date (the Effective Date) of the change in control. Their annual base salaries may not be reduced below that earned during the 12-month period preceding the Effective Date, provided, however, that the annual base salaries may be reduced to an amount that is not less than 90 percent of the base salary in effect on the Effective Date pursuant to an across-the-board reduction of base salary similarly affecting all of our executive officers. In determining any increase in Mr. McRoberts' or Ms. Loosbrock's base salary during the Employment Period, they are to be treated in a manner consistent with other peers. They are also entitled to receive annual incentive payments during the Employment Period on the same basis as other peers. During the Employment Period, they are also entitled to participate in our stock incentive, retirement, and other benefit plans on the same basis as our other executives, and the benefits to Mr. McRoberts and Ms. Loosbrock under such plans generally may not be reduced from those provided during the one-year period prior to the Effective Date.
The CIC Retention Agreement further provides that if, during the Employment Period, we terminate either Mr. McRoberts' or Ms. Loosbrock's employment other than for "Cause" or "Disability," or either of them terminates employment for "Good Reason" (as those terms are defined in the CIC Retention Agreement), each would be entitled to a lump-sum payment equal to the sum of any unpaid base salary, deferred compensation and accrued vacation pay through the date of termination, plus a pro-rated annual incentive payment for the year of termination based on the greater of (1) the target bonus under our AIP with respect to the year in which the termination occurs or, if greater, for the year in which the change in control occurs (the Target Bonus) and (2) the annual incentive payment that would have been earned for the year in which the termination occurs based upon projecting to the end of that year our actual performance through the termination date. In addition, Mr. McRoberts and Ms. Loosbrock are entitled to receive a lump-sum payment equal to two times the sum of their annual base salaries and the greater of the Target Bonus or the average of their annual incentive payments for the last three full fiscal years prior to the Effective Date, plus the amount that would have been contributed by us or our affiliates to the retirement and supplemental retirement plans in which they participated prior to their termination. After a qualifying termination of employment, Mr. McRoberts and Ms. Loosbrock are also entitled to the continuation of medical, disability, life and other health insurance benefits for two years, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy or until such time as they become re-employed with another employer and then such benefits become secondary and supplemental to those provided by a subsequent employer. Additionally, Mr. McRoberts and Ms. Loosbrock would be provided with up to $25,000 in outplacement services.
The CIC Retention Agreements generally eliminate a tax gross-up payment to Mr. McRoberts or Ms. Loosbrock if the after-tax benefit, including a gross-up payment, does not equal at least $50,000 when contrasted with a reduction in the payments under the Retention Agreement to a level that would not result in an excise tax under Section 4999 of the Internal Revenue Code.
Transition Retention Agreements
Following Mr. Schram's retirement announcement in 2018, we entered into retention agreements with each of our NEOs (Transition Retention Agreements), each of which terminates on December 31, 2019 (Retention Date). The Transition Retention Agreements provide for a payment following the Retention Date in an amount equal to one and one-half times each NEO's annualized 2018 base salary. If prior to the Retention Date an NEO's employment is terminated for any reason other than for cause or voluntary termination, the entire amount will be payable to the NEO.

Following Mr. Schram's retirement announcement, we entered into a transition agreement (CEO Transition Agreement) with him, under which Mr. Schram remained employed with us through a transition period ending March 1, 2019. He served as Chief Executive Officer and as a member of our board until November 25, 2018, when Mr. McCarthy joined us as President and CEO. During the transition period, Mr. Schram received his base salary, and his outstanding equity awards continued to vest. Mr. Schram also remained eligible to receive his AIP award for 2018, which award is included in the Summary Compensation Table in this Proxy Statement. Mr. Schram also participated in all employee benefit plans and programs generally available to our employees until his termination date. We provided to Mr. Schram: (i) a transition bonus in the amount of $2,000,000, payable after the termination of his employment; (ii) accelerated vesting of 11,406 restricted stock units granted on January 18, 2018 related to a deferral of Mr. Schram's 2017 AIP, payable in shares of our common stock after the termination of his employment,which shares were valued at $527,071 based on the $46.21 per share closing price of our stock on March 1, 2019; (iii) continued vesting and settlement of two-thirds of his PSUs granted February 23, 2017, and one-third of his PSUs granted February 21, 2018, respectively, to the extent such awards are earned based on the our attainment of certain performance goals following the end of the applicable performance periods; and (iv) payment of group medical and dental health premiums for 18 months following the termination of his employment. Due to Mr. Schram's CEO Transition Agreement, he was no longer eligible for any severance or change in control payments as of December 31, 2018.
Treatment of Equity Awards
We have also used standard forms of stock option, restricted stock and PSU agreements in conjunction with our LTIP that provide for vesting of the awards, in whole or in part, upon certain events, including termination of the NEO without cause or following a change in control. For equity-based awards, vesting upon a change in control will only occur if the acquiring or surviving entity fails to honor the award agreements with comparable equity, or if the NEO is terminated without Cause or resigns for Good Reason (as those terms are defined in the applicable award agreement) following the change in control. For performance awards, if the NEO is terminated without cause or resigns for Good Reason more than one year into the performance period, the NEO will be entitled to a pro-rata payment of any payment to which the NEO would otherwise have been entitled had employment continued through the term of the agreement. If the termination without cause or resignation for Good Reason is in connection with or following a change in control, the NEO will receive, within 45 days of termination or resignation, a pro-rata distribution of the target award provided for in the award agreement. The foregoing summary is qualified in its entirety by reference to the complete text of Mr. McCarthy's employment agreement, and the forms of severance agreement, retention agreement, stock option, restricted stock, and PSU award agreements, all of which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2018.
The following table illustrates the benefits that would be received by the current NEOs under the severance and retention arrangements described above, assuming a hypothetical qualifying severance occurring on December 31, 2018.
Severance Calculations

Name	Salary Continuation[1] ($)	Outplacement[2] ($)	Stock Option Acceleration[3] ($)	Restricted Stock/RSU Acceleration[4] ($)	PSU Acceleration[5] ($)	Other[6] ($)	Total ($)
Barry C. McCarthy[7]	1,800,000	5,445	—	—	—	14,883	1,820,328
Keith A. Bush	729,000	5,445	—	85,183	139,960	13,000	972,588
Malcolm J. McRoberts	720,000	5,445	—	230,871	266,159	13,000	1,235,475
John D. Filby	720,000	5,445	—	186,011	219,339	13,000	1,143,795
Julie M. Loosbrock	517,500	5,445	—	89,642	104,518	13,000	730,105
(1)Salary continuation benefits include 12 months of full salary, plus the difference in compensation otherwise earned by the NEO after termination and the NEO's base salary at termination for an additional (a) 12 months for the CEO; and (b) six months for the other NEOs. Amounts shown assume no employment is secured after the initial 12 months and, therefore, reflect maximum amounts payable.
(2)Estimated cost of outplacement services for 12 months.
(3)Accelerated vesting on stock options at the time of termination, with three months to exercise. The value is based on the $38.44 per share closing price of our common stock on December 31, 2018.
(4)Pro-rata acceleration of vesting on restricted stock awards and RSUs is based on the date of termination. Value based on the $38.44 per share closing price of our common stock on December 31, 2018.

(5)Pro-rata vesting on PSUs if termination occurs on or after the one-year anniversary of commencement of the performance period and prior to the end of the performance period, paid upon completion of the performance period. Estimated value based on the $38.44 per share closing price of our common stock on December 31, 2018, assuming 100% payout.
(6)For Mr. McCarthy, amount represents the company paid portion of COBRA premiums for 12 months. All other NEO's receive a lump-sum payment to assist with transition expenses.
(7)Mr. McCarthy's stock awards received upon his employment do not provide for acceleration upon a severance event; rather, the awards will continue to vest in accordance with their terms.

Change in Control Calculations
The tables below describe payments that would have been made to each of our NEOs if, following a change in control, the NEO was terminated other than for cause or the NEO terminated employment for good reason, both as of December 31, 2018. We do not have single-trigger change in control arrangements; thus, none of our NEOs is entitled to receive any payments unless a termination occurs following the change in control.

Name	Type of Compensation	Due on Change in Control followed by Termination without Cause or for Good Reason ($)
Barry C. McCarthy	Severance[1]	2,880,000
	Retention Agreement[2]	—
	Vesting of Options[3]	—
	Vesting of PSUs[4]	—
	Vesting of Restricted Stock[5]	3,143,085
	Benefit Continuation[6]	14,883
	Outplacement[7]	5,445
	Total Payments Before Excise Tax	6,043,413
	Excise Tax Gross-Up8	—
	Total	6,043,413

Name	Type of Compensation	Due on Change in Control followed by Termination without Cause or for Good Reason ($)
Keith A. Bush	Severance[1]	729,000
	Retention Agreement[2]	729,000
	Vesting of Options[3]	—
	Vesting of PSUs[4]	139,960
	Vesting of Restricted Stock[5]	85,183
	Benefit Continuation[6]	13,000
	Outplacement[7]	5,445
	Total Payments Before Excise Tax	1,701,588
	Excise Tax Gross-Up8	—
	Total	1,701,588

Name	Type of Compensation	Due on Change in Control followed by Termination without Cause or for Good Reason ($)
Malcolm J. McRoberts	Severance[1]	2,059,250
	Retention Agreement[2]	720,000
	Vesting of Options[3]	—
	Vesting of PSUs[4]	266,159
	Vesting of Restricted Stock[5]	289,627
	Benefit Continuation[6]	29,026
	Outplacement[7]	25,000
	Total Payments Before Excise Tax	3,389,062
	Excise Tax Gross-Up8	—
	Total	3,389,062

Name	Type of Compensation	Due on Change in Control followed by Termination without Cause or for Good Reason ($)
John D. Filby	Severance[1]	720,000
	Retention Agreement[2]	720,000
	Vesting of Options[3]	—
	Vesting of PSUs[4]	219,339
	Vesting of Restricted Stock[5]	186,011
	Benefit Continuation[6]	13,000
	Outplacement[7]	5,445
	Total Payments Before Excise Tax	1,863,795
	Excise Tax Gross-Up8	—
	Total	1,863,795

Name	Type of Compensation	Due on Change in Control followed by Termination without Cause or for Good Reason ($)
Julie M. Loosbrock	Severance[1]	1,226,750
	Retention Agreement[2]	517,500
	Vesting of Options[3]	—
	Vesting of PSUs[4]	104,518
	Vesting of Restricted Stock[5]	168,211
	Benefit Continuation[6]	13,740
	Outplacement[7]	25,000
	Total Payments Before Excise Tax	2,055,719
	Excise Tax Gross-Up8	—
	Total	2,055,719
(1)Severance under Mr. McCarthy's employment agreement due to a change in control termination is equal to two times base salary plus pro-rata bonus. Severance under Mr. McRoberts' and Ms. Loosbrock's employment agreement due to a change in control termination is the sum of target bonus plus two times base salary and target bonus plus two times company contributions to defined contribution plans. Severance applicable under the terms of Messrs. Bush's and Filby's employment agreements due to a change in control termination is equal to 12 months of base salary plus the difference in compensation that would have been earned after severance and the base salary at termination for up an additional six months.
(2)Mr. McCarthy does not have a retention agreement. Following Mr. Schram's retirement announcement, effective July 1, 2018, all other NEOs entered into a Transition Retention Agreement which results in a cash payout by either (a) remaining an active employee through December 31, 2019 or (b) upon involuntary termination not for cause prior to December 31, 2019.
(3)Currently outstanding stock options do not vest upon a change in control unless the surviving entity fails to honor award agreements with comparable equity (i.e., a double trigger). Therefore, no accelerated vesting is assumed in the column titled "Due on Change of Control." The amount listed in the column titled "Due on Change of Control followed by termination by the Company without Cause or by Executive for Good Reason" reflects full acceleration of options. Intrinsic value of options was determined assuming a change in control price of $38.44 per share, the closing price of our stock on December 31, 2018.

(4)No payout of the PSUs will occur prior to the first year of performance. Termination following the first year of performance, but prior to the end of the performance period, results in a pro-rata payout assuming target-level payout for PSUs. As a result, and reflected above, the 2018 award does not pay out, the 2017 award pays out at target assuming two-thirds of the performance period has completed, and the 2016 award is assumed to be earned and not contingent upon a change in control. PSUs were valued assuming a change in control price of $38.44 per share, the closing price of our stock on December 31, 2018.
(5)Currently outstanding restricted stock awards do not vest upon a change in control unless the surviving entity fails to honor award agreements with comparable equity (i.e., a double trigger). In addition to restricted stock held by each executive, the amount listed for Mr. McRoberts and Ms. Loosbrock reflects accelerated vesting of RSUs elected to be received in lieu of a portion of the NEO's cash bonus under the AIP. Restricted stock awards were valued assuming a change of control price of $38.44 per share, the closing stock price of our stock on December 31, 2018.
(6)Mr. McCarthy receives company paid COBRA premium costs for 12 months. Messrs. Bush and Filby receive a lump sum transitional payment. Mr. McRoberts and Ms. Loosbrock receive two years of benefit continuation.
(7)Estimated cost of outplacement services for 12 months. Mr. McRoberts and Ms. Loosbrock have special agreements with a higher amount then other NEO's.
(8)The excise tax imposed by the Internal Revenue Code on excess "parachute payments" is 20 percent. This excise tax, together with any corresponding tax gross-up, applies only if the total value of change of control payments calculated under Section 280G of the Internal Revenue Code equals or exceeds three times the average annual compensation attributable to the NEO's employment with us over the prior five-year period. As a result, the gross-up amount shown reflects the NEO's unique earnings history with us and can vary significantly from year to year.
Payments Made Upon Termination
Regardless of the manner in which a NEO's employment terminates, the NEO is entitled to receive, subject to any applicable claw back provisions, certain amounts, including:

•	annual incentive compensation earned during the fiscal year for certain termination causes which include qualified retirement;

•	vested shares awarded under our LTIP;

•	amounts contributed under the 401(k) Plan and executive compensation deferral programs; and

•	accrued vacation pay.
CEO Pay Ratio
We are required by SEC rules and regulations to disclose a reasonable estimate of the ratio of the annual total compensation for our CEO to the annual total compensation of our median employee. For the year ended December 31, 2018, the annual total compensation for Mr. Schram was $6,425,979, consisting of Mr. Schram's total compensation as reported in the Summary Compensation Table plus $10,175 for the cost of his employer-sponsored health and welfare benefits. The annual total compensation for our median employee was $59,336, calculated in accordance with SEC rules. For 2018, the annual total compensation of Mr. Schram was 108.3 times that of our median employee.

For purposes of identifying our median employee, we used our United States and Canadian employee population as of November 1, 2018 which consisted of 5,711 total employees, of which 5,026 employees were employed in the U.S. and 685 employees were employed in Canada. We excluded employees in each of the following countries: Ireland - 2 employees, Bulgaria - 22 employees and Australia - 91 employees. As permitted by SEC rules and regulations, we excluded employees acquired in 2018, leased employees and independent contractors. To determine our median employee, we used base salary (or hourly wages including overtime) for the 12-month period ending October 31, 2018, as our compensation measure that we applied consistently to all employees. We annualized this amount for permanent employees who commenced employment during that period. We also chose to include the cost of the median employee's employer-sponsored health and welfare benefits, including medical, dental and life insurance, as well as short- and long-term disability coverage, in the calculation of our median employee's total annual compensation. For Canadian employees, we converted their pay amounts to U.S. dollars using the 2018 average foreign currency exchange rate.

ITEM 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine our financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2019.
Pursuant to the Audit Committee's charter, the board is submitting the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, to the shareholders for ratification. Shareholder approval of this appointment is not required, but the board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be able to respond to appropriate questions from shareholders.
The board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
Audit Committee Report
The following is the report of the Audit Committee with respect to our audited financial statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which includes our consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2018, and the notes thereto. This report also addresses certain matters related to our independent registered public accounting firm. The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
The Audit Committee of the Board of Directors currently is comprised of the four undersigned directors, all of whom have been determined by the board to be independent under the rules of the SEC and the NYSE. The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee reviews the adequacy of that charter on an annual basis. A complete copy of the committee’s charter is posted on our website at www.deluxe.com under "About Us – Investor Relations – Corporate Governance – Audit Committee Charter."
Financial Statements
As stated in its charter, the Audit Committee assists the board in monitoring the integrity of our financial statements, the effectiveness of the internal audit function and independent registered public accounting firm, and our compliance systems. In carrying out these responsibilities, the Audit Committee met with management periodically during the year to consider the adequacy of our internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with PricewaterhouseCoopers LLP, our independent registered public accounting firm, and with the appropriate financial personnel and internal auditors, and met privately on a regular basis with both the independent registered public accounting firm and with the internal auditors, each of whom reports to and has unrestricted access to the Audit Committee.
The Audit Committee reviewed with management and the independent registered public accounting firm our 2018 audited financial statements and met with both management and the independent registered public accounting firm to discuss those financial statements and reports prior to issuance. Management has the primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. Management has represented, and PricewaterhouseCoopers LLP has indicated in its opinion to the Audit Committee, that we maintained, in all material respects, effective internal control over its financial reporting as of December 31, 2018, and that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, our financial condition and results of operations.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable Public Company Accounting Oversight Board standards.

The Audit Committee also received from, and discussed with, the independent registered public accounting firm the written disclosures and letter required by applicable requirements of The Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. As part of its efforts to ensure the independence of our independent registered public accounting firm, the committee maintains a policy requiring the pre-approval by the committee of all services to be provided by the independent registered public accounting firm and reviews all services actually performed by the independent registered public accounting firm in connection with its discussions regarding the independent registered public accounting firm’s continued independence.
Based on the review and discussions referred to above, the committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP has acted as our independent registered public accounting firm since 2001. In determining whether to reappoint our independent registered public accounting firm, our Audit Committee undertakes an annual formal evaluation of the independent registered public accounting firm, during which it considers responses to questionnaires completed by members of the Audit Committee and management, the quality of its discussions with and the performance of the lead audit partner, the audit team assigned to our account, the overall strength and reputation of the firm and issues pertaining to auditor independence, including fees that our independent registered public accounting firm receives for non-audit services.
In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. Our Audit Committee is involved in the selection of the our audit partners pursuant to this rotation policy including meetings between the Chair of the Audit Committee and candidates for that role, as well as discussion by the committee and with management.
MEMBERS OF THE AUDIT COMMITTEE
John L. Stauch, Chair
Ronald C. Baldwin
Don J. McGrath
Stephen P. Nachtsheim
Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP during the years ended December 31, 2018 and 2017 were as follows:

Fees	2018 ($)	2017 ($)
Audit Fees[1]	2,715,246	2,574,700
Audit-Related Fees[2]	632,015	603,052
Tax Fees[3]	544,689	737,500
All Other Fees[4]	2,766	1,800
Total Fees	3,894,716	3,917,052
(1)Audit Fees billed for the years ended December 31, 2018 and 2017 were for professional services rendered for audits of the annual consolidated financial statements and our internal controls over financial reporting, reviews of the related quarterly financial statements included in our quarterly reports on Form 10-Q filed with the SEC, and consultations regarding accounting or disclosure treatment of transactions which were directly part of the audit. The fees also included professional services for audits of the separate financial statements of our subsidiaries.
(2)The Audit-Related Fees in 2018 and 2017 related to independent testing of our business process and Information Technology (IT) general controls at our data centers and related reporting pursuant to American Institute of Certified Public Accountants (AICPA) standards. Also included in the fees were services related to assessments of certain IT matters and procedures related to the adoption of new accounting standards that are not yet effective.
(3)Tax Fees in 2018 and 2017 consisted of fees for tax compliance and tax consulting professional services related to foreign, domestic and acquisition-related tax matters.
(4)All Other Fees consisted of license fees for the use of technical accounting research tools.
The Audit Committee approved all of the services and fees described above.

Policy on Audit Committee Pre-Approval of Accounting Firm Fees and Services
In order to assure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining its independence, the Audit Committee has adopted a policy which requires the Audit Committee to review and approve all services to be provided by PricewaterhouseCoopers LLP before the firm is engaged to provide such services. The Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee; provided, however, that a full report of any such delegated approvals must be given at the next Audit Committee meeting. The Audit Committee is required to specifically approve the fee levels for all services. Requests for approval of services must be jointly submitted to the Audit Committee by the independent registered public accounting firm and by one of the following employees: CFO, Corporate Controller or Vice President Assurance and Risk Advisory Services, and must include (1) a joint statement as to whether, in their view, the request is consistent with the SEC's rules on auditor independence and (2) a reasonably detailed description of the proposed services. The complete text of our Audit and Non-Audit Services Pre-Approval Policy is posted on our website at www.deluxe.com under "About Us – Investor Relations – Corporate Governance – Audit and Non-Audit Services Pre-Approval Policy." A copy of the Policy is available to any shareholder who submits a request to our Corporate Secretary at Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.
2020 SHAREHOLDER PROPOSALS
Any shareholder proposals intended to be included in the Proxy Statement for the annual meeting of shareholders in 2020 must be received by our Corporate Secretary at 3680 Victoria Street North, Shoreview, Minnesota 55126 no later than the close of business on November 20, 2019. Proposals received by that date will be included in our 2019 Proxy Statement only if the proposals are proper for consideration at an annual meeting and are required for inclusion in the Proxy Statement by, and conform to, the rules of the SEC.
In accordance with the notice provisions contained in our bylaws, a shareholder may present a proposal at the 2020 annual meeting of shareholders that is not included in our Proxy Statement if proper written notice is given to our President and CEO or Corporate Secretary at our principal executive offices no later than the close of business on February 3, 2020. The notice must contain the information required by our bylaws, which are filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2018. You may obtain a copy of the bylaws by writing to our Corporate Secretary.
OTHER BUSINESS
The Board of Directors does not intend to present any business at the meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of our company and our shareholders. The proxies solicited by us will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before we printed and mailed these proxy materials.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
Shareholders who wish to obtain a copy of our 2018 Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2018, may do so without charge by viewing these documents on our website at www.deluxe.com under "About Us – Investor Relations – SEC Filings" or by writing to: Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey L. Cotter
Chief Administrative Officer, Senior Vice President
and General Counsel

ANNEX A
Non-GAAP Reconciliations

	AIP Incentive Program
($s in millions)	Enterprise	SB	FS
Reported total revenue	$ 1,998	$ 1,284	$ 587
Adjustments:
Acquisition timing adjustment	$ 53	$ (2)	$ 55
Other (including Fx rate)	4	4	0
Subtotal adjustments	$ 57	$ 2	$ 55

Adjusted total revenue	$ 2,055	$ 1,285	$ 642

	AIP Incentive Program
($s in millions)	Enterprise	SB	FS
Reported operating income	$ 231	$ 120	$ 70
Adjustments:
Asset impairment charges	$ 101	$ 99	$ 2
Restructuring and integration	21	6	3
Litigation costs	11	8	0
CEO transition costs	7	0	0
Transaction costs	2	1	1
Loss on debt retirement	1	0	0
Acquisition timing adjustment	(5)	(0)	(5)
Corporate allocations	0	148	58
Other (including Fx rate)	(1)	(2)	2
Subtotal adjustments	$ 138	$ 260	$ 61

Adjusted operating income	$ 369	$ 379	$ 131

2016 LTIP & PSUs
($s in millions)	Enterprise

Reported total revenue	$ 1,998
Adjustments:
Other (including Fx rate)	4

Adjusted total revenue	$ 2,002

Reported operating income	$ 231
Adjustments:
Asset impairment charges	101
Restructuring and integration	21
Litigation costs	11
CEO transition costs	7
Transaction costs	2
Loss on debt retirement	1
Other (including Fx rate)	(1)
Subtotal adjustments	$ 143

Adjusted operating income	$ 374
%	18.7%

DELUXE

DELUXE CORPORATION
3680 VICTORIA STREET NORTH
SHOREVIEW, MINNESOTA 55126

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/30/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Ronald C. Baldwin	02 C.E. Mayberry McKissack	03 Barry C. McCarthy	04 Don J. McGrath	05 Neil J. Metviner
06 Stephen P. Nachtsheim	07 Thomas J. Reddin	08 Martyn R. Redgrave	09 John L. Stauch	10 Victoria A. Treyger

The Board of Directors recommends you vote FOR proposals 2. and 3.:

	For	Against	Abstain
2. Approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers	☐	☐	☐
3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000404933_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

DELUXE CORPORATION

This proxy is solicited by the Board of Directors

The undersigned appoints Barry C. McCarthy and Jeffrey L. Cotter as proxies (the "Named Proxies"), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the other side of this proxy card, all shares of common stock of Deluxe Corporation held of record by the undersigned on March 5, 2019, at the annual meeting of shareholders to be held on May 1, 2019, and at any adjournment thereof.

This proxy, when properly executed, will be voted as designated on the other side. If no choice is specified, this proxy will be voted "FOR" the nominees, and "FOR" the proposals set forth in Items 2 and 3. Also, by signing this proxy, you revoke all prior proxies and authorize the above Named Proxies to vote in their discretion upon such other business as may properly come before the meeting. Deluxe Corporation anticipates that no other business will be conducted at the meeting. The undersigned hereby acknowledges receipt of the proxy statement for the annual meeting of shareholders.

0000404933_2 R1.0.1.18

Continued and to be signed on reverse side